Exhibit 2.1

Execution
ASSET PURCHASE AGREEMENT

BY AND BETWEEN

NJR CLEAN ENERGY VENTURES II CORPORATION,
AS SELLER,
AND
SPRUCE POWER 5, LLC,

AS BUYER,

DATED AS OF NOVEMBER 22, 2024

Page

SECTION	HEADING	PAGE
ARTICLE I Certain Definitions		1
Section 1.1.	Certain Definitions	1
Section 1.2.	Computation of Time Periods	1
Section 1.3.	Construction	1
Section 1.4.	Accounting Terms	2
Section 1.5.	Interest Rates	2
ARTICLE II Amounts and Terms of the Loan		2
Section 2.1.	Establishment of the Credit Facilities	2
Section 2.2.	The Loan	2
Section 2.3.	Use of Proceeds	3
Section 2.4.	Making the Loan	3
Section 2.5.	Fees	4
Section 2.6.	[Reserved]	4
Section 2.7.	Repayment of the Loan	4
Section 2.8.	Voluntary Prepayments	7
Section 2.9.	Mandatory Prepayments of Loan	7
Section 2.10.	Interest	7
Section 2.11.	Inability to Determine Rates.	7
Section 2.12.	Breakage Costs; Liquidation Fees; Increased Costs; Capital Adequacy; Illegality; Additional Indemnifications	9
Section 2.13.	Payments and Computations	12
Section 2.14.	Payment on Non-Business Days	13
Section 2.15.	[Reserved]	13
Section 2.16.	[Reserved]	13
Section 2.17.	Taxes	13
Section 2.18.	Pro Rata Treatment Amongst Lenders.	17
ARTICLE III Conditions of Lending and Closing		17
Section 3.1.	Conditions Precedent to Closing	17
Section 3.2.	Conditions Precedent to the Loan	20
ARTICLE IV Representations and Warranties		21
Section 4.1.	Representations and Warranties of the Borrower	21
ARTICLE V Covenants		25
Section 5.1.	Affirmative Covenants	26
Section 5.2.	Negative Covenants	35
ARTICLE VI Events of Default		38
Section 6.1.	Events of Default	38
Section 6.2.	Remedies	40
Section 6.3.	Sale of Collateral	41

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ARTICLE VII The Facility Agent 41

Section 7.1. Appointment; Nature of Relationship 41
Section 7.2. Powers 42
Section 7.3. General Immunity 42
Section 7.4. No Responsibility for Loan, Creditworthiness, Collateral, Recitals, Etc. 43
Section 7.5. Action on Instructions of Lenders 43
Section 7.6. Employment of Agents and Counsel; Delegation of Duties 43
Section 7.7. Reliance by Facility Agent 44
Section 7.8. The Facility Agent's Reimbursement and Indemnification 44
Section 7.9. Rights as a Lender 44
Section 7.10. Lender Credit Decision 44
Section 7.11. Resignation and Removal of Facility Agent; Successor Facility Agent 45
Section 7.12. Transaction Documents; Further Assurances 45
Section 7.13. Facility Agent May File Proofs of Claim; Credit Bidding 46
Section 7.14. Collateral and Guaranty Matters 47
Section 7.15. Hedge Agreements 48
Section 7.16. Certain ERISA Matters 48
Section 7.17. Collateral Review 49
Section 7.18. Acknowledgment of Collateral Documents 49

ARTICLE VIII Management of Borrower 49

Section 8.1. Servicing Agreement 49
Section 8.2. Accounts 50
Section 8.3. Sharing 56
Section 8.4. Adjustments 57
Section 8.5. Erroneous Payments 57

ARTICLE IX The Paying Agent and the Collateral Agent 60

Section 9.1. Appointment 60
Section 9.2. Representations and Warranties 60
Section 9.3. Limitation of Liability of Computershare 61
Section 9.4. Certain Matters Affecting the Paying Agent and the Collateral Agent 61
Section 9.5. Indemnification 68
Section 9.6. Successor Paying Agent/Collateral Agent 68

ARTICLE X Miscellaneous 69

Section 10.1. Survival 69
Section 10.2. Amendments, Etc. 69
Section 10.3. Notices, Etc. 71
Section 10.4. No Waiver; Remedies 72
Section 10.5. Indemnification 72
Section 10.6. Costs, Expenses and Taxes 74
Section 10.7. Right of Set-off; Ratable Payments; Relations Among Lenders 74
Section 10.8. Binding Effect; Assignment 75
Section 10.9. Governing Law 77
Section 10.10. Jurisdiction 77

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ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of November 22, 2024 (the “Closing Date”), is made by and between (i) NJR Clean Energy Ventures II Corporation, a New Jersey corporation (“Seller”), and (ii) Spruce Power 5, LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer shall be referred to herein from time to time collectively as the “Parties” and each individually as a “Party”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.
WHEREAS, Seller is engaged in the Business;
WHEREAS, New Jersey Resources Corporation, a New Jersey corporation (“NJRC”), indirectly owns all of the issued and outstanding equity interests of Seller and, as an inducement to Buyer to enter into this Agreement, has entered into the Limited Guaranty;
WHEREAS, Seller owns and operates the residential solar Projects known as the Sunlight Advantage residential lease portfolio (“Sunlight Advantage”);
WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and accept from Seller, the Acquired Assets (which relate to Sunlight Advantage), upon the terms and subject to the conditions set forth in this Agreement;
WHEREAS, Seller desires that Buyer assume, and Buyer has agreed to assume, the Assumed Liabilities (which relate to Sunlight Advantage), upon the terms and subject to the conditions set forth in this Agreement;
WHEREAS, Seller, in order to avoid recapture of investment credit claimed in connection with Sunlight Advantage, desires to lease back from Buyer, and Buyer desires to lease to Seller, certain of those the Acquired Assets in compliance with Treasury Regulation Section 1.47-3(g); and
WHEREAS, immediately following the Closing, Buyer will sell the Acquired Assets to Spruce Power 5 Borrower 2024, LLC, a Delaware limited liability company (“Borrower”).
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE 1
CERTAIN DEFINITIONS
Section 1.1.Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.
“Acquired Assets” has the meaning set forth in Section 2.1(a).
“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

165530988v21

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.
“Allocation Methodology” has the meaning set forth in Section 2.5.
“Ancillary Documents” means the Assignment and Assumption Agreement, the Bill of Sale, the Project Leaseback Agreement, the Solar Renewable Energy Certificates Agreement, the Maintenance Services Agreement, and the Transition Services Agreement.
“Assigned Contracts” has the meaning set forth in Section 2.1(a)(x).
“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement, effecting the assignment to and assumption by Buyer of the Acquired Assets and the Assumed Liabilities, in the form set forth on Exhibit A attached hereto.
“Assumed Liabilities” has the meaning set forth in Section 2.1(c).
“Base Purchase Price” means $132,500,000.
“Bill of Sale” means the Bill of Sale, transferring the Tangible Personal Property to Buyer, in the form set forth on Exhibit B attached hereto.
“Books and Records” has the meaning set forth in Section 2.1(a)(ix).
“Borrower” has the meaning set forth in the recitals of this Agreement.
“Business” means residential solar business of Seller, as conducted as of the Closing Date, known as Sunlight Advantage. For the avoidance of doubt, “Business” does not include Seller’s business line for commercial solar projects.
“Business Cash Inflows” has the meaning set forth in Section 2.4(a)(i).
“Business Cash Outflows” has the meaning set forth in Section 2.4(a)(i).
“Business Day” means a day, other than a Saturday, Sunday or federal holiday, on which commercial banks in each of New York City and Denver, Colorado are open for the general transaction of business.
“Business Permits” has the meaning set forth in Section 3.8(a).
“Business Products” means all products and services offered or ready and available to be offered by Seller in connection with the Business as of Closing, including all residential solar leases, the associated equipment, and related transferrable assets.
“Business Marks” means all registered and unregistered trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with all goodwill associated with each of the foregoing.
“Business Software” means Software owned by Seller for use primarily in the Business.
“Buyer” has the meaning set forth in the introductory paragraph to this Agreement.

“Buyer Indemnitees” has the meaning set forth in Section 7.2.
“Cash” means cash of Seller, whether reflected in the bank accounts of Seller or otherwise (including deposits in transit to Seller), and cash equivalents of Seller, in each case specifically related to the Business.
“Closing” has the meaning set forth in Section 2.2.
“Closing Date” has the meaning set forth in the introductory paragraph to this Agreement.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Commercial Agreements” means customary commercial agreements not primarily related to Taxes that contain agreements or arrangements relating to the apportionment, sharing, assignment or allocation of Taxes (such as (i) the Assigned Contracts, (ii) the Ancillary Documents, and (iii) financing agreements with Tax gross-up obligations or leases with Tax escalation provisions).
“Confidentiality Agreement” means the mutual nondisclosure agreement, dated as of August 8, 2022, by and between Buyer and Seller or one of its Affiliates.
“Consent” has the meaning set forth in Section 2.6(b).
“Contract” means any contract, obligation, understanding, undertaking, arrangement, commitment, lease, license, sublicense, purchase order, bid, mortgage, indenture, loan, note, bond, instrument, waiver, release, guaranty, promise or other agreement, in each case, whether written or oral.
“Copyrights” means all copyrights and all other rights with respect to works of authorship, and all copyright registrations thereof and applications therefor and renewals, extensions and reversions thereof, and all other rights corresponding thereto throughout the world (including all moral and economic rights, however denominated).
“Customer” means, for each Project, the customer on whose property the Project is located and that is purchasing and using the electrical energy produced by such Project pursuant to a Customer Agreement.
“Customer Agreement” means, with respect to a Project, the “Customer Agreement” between the owner of the applicable PV System and the applicable Customer, as amended.
“Customer Trigger Right” means, in respect of a Customer, the right of such Customer to terminate its Customer Agreement or exercise any other remedy provided under applicable law or regulation upon the occurrence of an event of default (howsoever defined) by the owner of the applicable PV System under its Customer Agreement.
“Defaulted Solar Asset” means, with respect to a Solar Asset, if the related Customer (a) is more than 120 days past due on any portion of a contractual payment due under the related Customer Agreement or (b) has exercised a Customer Trigger Right.
“Deficit” has the meaning set forth in Section 2.4(a)(i).

“Disclosure Schedule” means the disclosure schedule delivered by Seller concurrently with the execution and delivery of this Agreement and attached hereto as Schedule I.
“Dispute Notice” has the meaning set forth in Section 2.4(a)(ii).
“Dispute Resolution Firm” means Pannell Kerr Forster of Texas, P.C. or, if Pannell Kerr Forster of Texas, P.C. is unable to serve, another impartial nationally recognized firm of independent certified public accountants mutually appointed by Buyer and Seller.
“Electronic Transmission” means a form of communication that (i) does not directly involve the physical transmission of paper, (ii) creates a record that may be retained, retrieved, and reviewed by the recipient, and (iii) may be directly reproduced in paper form by the recipient through an automated process.
“Energy Year” or “EY” means the period of SREC generation from June 1st through May 31st of the reporting year.
“Environmental Laws” means all Laws relating to pollution or protection of the environment (including ambient air, surface water, groundwater, land, or surface or subsurface strata) including Laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, petroleum, or industrial, toxic or hazardous substances or wastes into the environment and Laws relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any of the foregoing including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et. seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et. seq., and the rules and regulations promulgated under any of the foregoing, all as amended and supplemented from time to time, and together with any successors thereto.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
“Exchange Act Affiliates” means “affiliates” as defined in Rule 12b-2 under the Exchange Act.
“Excluded Assets” has the meaning set forth in Section 2.1(a)(i).
“Excluded Contracts” has the meaning set forth in Section 2.1(b)(i).
“Excluded Liabilities” has the meaning set forth in Section 2.1(d).
“Excluded Taxes” means any Liability for the following Taxes: (i) any and all Taxes related to the Business or the Acquired Assets for any Pre-Closing Tax Period (determined in accordance with Section 5.4(e) with respect to a Straddle Period), (ii) any and all Taxes of Seller, including (a) Taxes of another Person other than the Seller for which Seller is liable under Treasury Regulations section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract (other than Commercial Agreements) or otherwise by operation of Law for any taxable period, and (b) Taxes that becomes a liability of Buyer under any common law doctrine of transferee or successor liability, by Contract (other than Commercial Agreements) or otherwise by operation of Law, and (iii) Transfer Taxes for which Seller is responsible pursuant to Section 5.4(a); provided, however, that Excluded Taxes shall not include the Taxes that are the responsibility of Buyer pursuant to Section 5.4(a) or Section 5.4(e) of this Agreement or any Ancillary Documents.
“Final Purchase Price True Up Statement” has the meaning set forth in Section 2.4(a).

“Final Purchase Price Allocation” has the meaning set forth in Section 2.5.
“Financial Statements” has the meaning set forth in Section 5.11.
“Fraud” with respect to any Person, means the common law fraud (and not a constructive fraud, equitable fraud, promissory fraud, negligent misrepresentation or omission, or any form of fraud premised on recklessness or negligence) by such Person with respect to the making of the representations and warranties set forth in ARTICLE 3 or ARTICLE 4 of this Agreement.
“Fundamental Representations” means, collectively, the representations and warranties of Seller set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Authority), Section 3.13 (Tax Matters), Section 3.14 (Brokers), and Section 3.16 (Transactions with Affiliates).
“GAAP” means United States generally accepted accounting principles as in effect as of the Closing Date.
“GATS” means the Generation Attribute Tracking System administered by PJM Environmental Information Services.
“GATS Account” means the account established by a party that registers with GATS for purposes of transacting business through GATS.
“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.
“Governmental Entity” means any United States or foreign (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (ii) federal, state, local, municipal or other government, (iii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, division, department, authority, office, bureau, board, directorate, commission, instrumentality, official, or entity and any court or other tribunal) or (iv) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitrator or arbitral tribunal (private or public).
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indemnitor” has the meaning set forth in Section 7.6(a).
“Indemnitee” has the meaning set forth in Section 7.6(a).
“Indemnification Claim” means any claim in respect for indemnification pursuant to this Agreement in respect of which an Indemnitee has incurred, suffered or sustained Losses.
“Installer” has the meaning set forth in Section 5.10(b).
“Insurance Policies” has the meaning set forth in Section 3.12(a).

“Intellectual Property Registrations” means issuances and registrations with a governmental authority or internet domain name registrar for Intellectual Property Rights.
“Intellectual Property Rights” means any intellectual property or similar proprietary rights in any jurisdiction throughout the world, including all (i) Patents; (ii) Copyrights; (iii) trade secrets and confidential know-how; (iv) Trademarks, internet domain names and Social Media Accounts, and all registrations, applications and renewals thereof, and all goodwill associated with any of the foregoing; and (v) Software.
“Interests” has the meaning set forth in Section 2.6(b).
“ITC” means the solar investment tax credit, as set forth and established under 26 U.S.C.A. § 48.
“Inventory” means all inventories of the Business and Business Products wherever located, including inventory in transit, raw materials, works in process and finished goods, together with any packaging inventory and displays.
“Knowledge” or “Seller’s Knowledge” means, with respect to a particular fact, that any of Garrett Lerner or Robert Pohlman (i) is actually aware of such fact or (ii) a prudent person, in the same position at a company and with the same responsibilities as such individual, would be expected to have knowledge of such fact after a reasonable inquiry of such individual’s direct reports.
“Law” means any U.S. or foreign federal, national, state, municipal or local law (including common law), statute, ordinance, regulation, Order, rule, constitution, code or treaty, or similar requirement of any Governmental Entity.
“Leaseback Project” means each electric generating project that is being leased back to Seller, as listed on Section 2.7 of the Disclosure Schedules.
“Liabilities” means any obligation or liability of any kind, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, secured or unsecured, liquidated or unliquidated or due or to become due.
“Lien” means any lien (statutory or otherwise), mortgage, pledge, charge, claim, security interest, encumbrance, option, title defect, encroachment, easement, right of occupation, assessment, restriction on transfer or other encumbrance of any nature whatsoever, whether consensual, statutory or otherwise, related to capital stock, property or assets.
“Limited Guaranty” has the meaning set forth in Section 3.23.
“Loss” means all claims, losses, liabilities and damages whatsoever, interest, penalties and costs and expenses, including reasonable attorneys’, accountants’ and expert witnesses’ fees, and reasonable costs and expenses of investigation and amounts paid in settlement, court costs, and other expenses of litigation, including in respect of enforcement of its indemnity rights hereunder; provided, however, that “Loss” shall exclude (i) punitive, speculative, or exemplary damages, except to the extent that such Losses have been awarded to a third party and are payable by the Indemnitee as a result of a breach of this Agreement by the Indemnitor, and (ii) consequential damages, except to the extent that such Losses were reasonably foreseeable.

“Maintenance Services Agreement” means that certain Maintenance Services Agreement, dated as of the Closing Date, by and between Seller and Spruce Power, in the form set forth on Exhibit G attached hereto.
“Manufacturer Warranties” means any warranty given by a manufacturer of any part or component of a PV System.
“Material Adverse Effect” means an event, occurrence, effect or change that, individually or in the aggregate, results in a material adverse effect upon (i) the Business, the Acquired Assets, the Assumed Liabilities, the financial condition or the results of operations of the Business, taken as a whole, or (ii) the ability of Seller to perform its obligations under this Agreement and the Ancillary Documents or consummate the Transactions, except if it arises from or is related to any of the following (either alone or combination): (A) conditions affecting the United States economy or any foreign economy generally; (B) any national or international political or social conditions, including the engagement or cessation by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (C) changes to financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (D) changes in GAAP; (E) changes in any laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity; (F) any change that is generally applicable to the industries or markets in which Seller operates; (G) the public announcement of the Transactions contemplated by this Agreement (including any communication by Buyer or any of its Affiliates regarding its plans or intentions with respect to the Business, and including the impact thereof on relationships with customers, suppliers, distributors, partners, employees, chairs, groups, members, licensees, or others having relationships with Seller); (H) any failure by Seller to meet any internal or published projections, forecasts, or revenue or earnings predictions for any period ending on or after the Closing Date (provided that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been a Material Adverse Effect); (I) the taking of any action contemplated by this Agreement or the Ancillary Documents, including the completion of the Transactions contemplated hereby and thereby; or (J) any “act of God,” including weather, natural disasters, earthquakes, epidemics, pandemics and disease outbreaks (including COVID-19), or any material worsening of such conditions threatened or existing as of the Closing Date; provided that the exceptions in the foregoing clauses (A), (B), (C), (D), (E), (F), and (J) of this definition shall apply only to the extent that such event, occurrence, effect or change referred to in any such exception has a disproportionate impact on the Business in relation to other Persons in the businesses, markets, industries or the geographies in which the Business operates.
“Material Contracts” has the meaning set forth in Section 3.5(a).
“Most Recent Balance Sheet” means the unaudited balance sheet of the Business as of September 30, 2024.
“NJRC” has the meaning set forth in the recitals of this Agreement.
“NJRES” means NJR Energy Services Company, LLC, an Affiliate of Seller.
“NJRES’ SA GATS Account” has the meaning set forth in Section 5.9(d).
“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” means any domestic or foreign patents, registered design, utility models and applications, drafts and disclosures relating thereto (and any patents or utility models that issue as a result of such applications, drafts and disclosures) and any reissues, divisions, divisionals, continuations, continuations-in-part, provisionals, renewals, extensions, substitutions, reexaminations or invention registrations related to such patents, utility models and applications.
“Permits” has the meaning set forth in Section 3.8(a).
“Permitted Liens” means (i) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not delinquent or are being contested in good faith by appropriate proceedings, (ii) Liens for Taxes, assessments or other governmental charges or levies that are not yet delinquent or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been set aside, the amount of which has been established in accordance with GAAP, (iii) Liens granted to any lender at the Closing in connection with any financing by Buyer of the transactions contemplated hereby, (iv) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the Business, (v) Liens described on Section 1.1(a) of the Disclosure Schedules, and (vi) pledges, deposits or other Liens made in the ordinary course of business consistent with past practice securing the performance of bids, trade contracts, leases or obligations or a like nature.
“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association, entity, or other form of business organization or any Governmental Entity whatsoever.
“Post-Closing Tax Period” means any taxable period beginning on or after the day after the Closing Date and, for any Straddle Period, the portion of such Straddle Period beginning on or after the day after the Closing Date.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, for any Straddle Period, the portion of such Straddle Period up to and including the Closing Date.
“Proceeding” has the meaning set forth in Section 3.7.
“Project” means each electric generating project, including the related Solar Assets and related rights and obligations of the applicable parties thereto, listed on Section 2.1(a) of the Disclosure Schedules.
“Project Contracts” means, with respect to each Project, the applicable Contract set forth on Section 3.10 of the Disclosure Schedules.
“Project Leaseback Agreement” means the Project Leaseback Agreement, by and between Buyer and Seller, substantially in the form set forth on Exhibit D attached hereto and by this reference made a part hereof as though fully set forth herein, which corresponds to the respective Leaseback Projects being leased back to Seller, as set forth on Section 2.7 of the Disclosure Schedules, and will have a lease end date based on each Leaseback Project’s respective individual ITC recapture period.
“PTO” means, with respect to a PV System, the receipt of permission to operate from the related local utility in writing or in such other form as is customarily given by the related local utility.

“Public Counterparty” has the meaning set forth in Section 5.7.
“Purchase Price” means the Base Purchase Price as adjusted pursuant to Section 2.4.
“Purchase Price True Up” means an amount, which may be positive or negative, equal to the Business Cash Inflows minus the Business Cash Outflows during the Purchase Price True Up Period.
“Purchase Price True Up Period” has the meaning set forth in Section 2.4(a)(i).
“Purchase Price True Up Statement” has the meaning set forth in Section 2.4(a)(i).
“PV System” means, with respect to a Solar Asset, a photovoltaic system, including solar photovoltaic panels, inverters, racking systems, wiring and other electrical devices, as applicable, conduits, weatherproof housings, hardware, remote performance monitoring equipment, connectors, meters, disconnects and over current devices (including any replacement or additional parts included from time to time).
“RECs” means renewable energy certificates, including SRECs, TRECs, SREC-IIs and any credits, certificates, green tags, allowances, offsets, entitlements or similar environmental or green energy attributes (such as those for greenhouse gas reduction or the generation of power from renewable resources) created by a Governmental Entity, an independent certification board, or a group generally recognized in the electric power industry, and generated by or associated with a Project or the operation thereof.
“Representatives” has the meaning set forth in Section 2.4(a)(ii).
“Retained Interest” has the meaning set forth in Section 2.6(b).
“Review Period” has the meaning set forth in Section 2.4(a)(ii).
“Schedule of Solar Assets” has the meaning set forth in Section 3.20.
“Section 5.10 Schedule of Additional Projects” has the meaning set forth in Section 5.10(a).
“Securities” has the meaning set forth in Section 5.7.
“Seller” has the meaning set forth in the introductory paragraph to this Agreement.
“Seller Indemnitees” has the meaning set forth in Section 7.3.
“Social Media Accounts” means any and all accounts, profiles, pages, feeds, registrations and other presences on or in connection with any (a) social media or social networking website or online service, (b) blog or microblog, (c) mobile application, (d) photo, video or other content-sharing website, (e) virtual game world or virtual social world, (f) rating and review website, (g) wiki or similar collaborative content website or (h) message board, bulletin board, or similar forum.
“Software” means any and all (a) computer programs, firmware, software (whether in source code, object code or other form), models, algorithms, methodologies and implementations thereof, (b) development tools, descriptions and flow charts, (c) data, metadata, databases and compilations of data, whether machine readable or otherwise and (d) programmers’ annotations, notes, documentation, product user manuals, training materials and other work product used to design, plan, organize, maintain, support or develop any of the foregoing, irrespective of the media on which it is recorded.
“Solar Assets” means (i) each PV System installed on a residential property, (ii) all related real property rights, Permits, and Manufacturer Warranties (in each case, to the extent transferable), (iii) all rights and remedies of the Seller under the related Customer Agreement, and (iv) all documentation related to such PV System and the Customer Agreement.
“Solar Asset Information” means with respect to each Solar Asset: (i) Seller Customer Agreement reference number, (ii) address, (iii) system size, (iv) total installation cost, (v) specific yield, (vi) LTM/estimated production, (vii) panel, (viii) inverter, (ix) Customer Agreement form version number, (x) incentive type, (xi) channel partner, (xii) interconnection approval date, (xiii) term length, (xiv) Customer Agreement end date, (xv) monthly price, (xvi) utility company, and (xvii) percent of electric provided by solar.
“Solar Renewable Energy Certificates” or “SREC” means a New Jersey Solar Renewable Energy Certificate issued by the PJM EIS GATS for qualifying generation.
“Solar Renewable Energy Certificates II” or “SREC-II” or “SREC 2” means a New Jersey Solar Renewable Energy Certificate II or 2 issued by the PJM EIS GATS for qualifying generation.
“Solar Renewable Energy Certificates Agreement” that certain Solar Renewable Energy Certificates Agreement dated as of the Closing Date, by and between Borrower and NJRES, in the form set forth on Exhibit E attached hereto.
“Spruce Power” means Solar Service Experts, LLC, d/b/a Spruce Power, a Delaware limited liability company.
“Straddle Period” means a taxable period that begins on or prior to, and ends after the Closing Date.
“Subsidiary” shall mean, with respect to any Person, any corporation, entity or other organization whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such first Person is the general partner or managing member.
“Sunlight Advantage” has the meaning set forth in the recitals of this Agreement.
“Surplus” has the meaning set forth in Section 2.4(a)(i).
“Tangible Personal Property” has the meaning set forth in Section 2.1(a)(iii).
“Tax” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, escheat or unclaimed property, customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any schedule or related or supporting information) filed or required to be filed to any Governmental Entity (or furnished or required to be furnished to any Person) with respect to Taxes, including amendments thereto.
“Terminated Solar Asset” means a Solar Asset for which the related PV System has experienced an event of loss and has not been repaired, restored, replaced or rebuilt to substantially the same condition as it existed immediately prior to the event of loss within 180 days of such event of loss.
“Third-Party Claim” has the meaning set forth in Section 7.6(b).
“Trademarks” means all unregistered and registered trademarks and service marks, trademark and service mark applications, common law trademarks and service marks, trade dress and logos, trade names, business names, corporate names, product names and other source or business identifiers and the goodwill associated with any of the foregoing and any renewals and extensions of any of the foregoing, as permitted in the jurisdiction where any such unregistered or registered trademarks are being used.
“Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents.
“Transfer Taxes” has the meaning set forth in Section 5.4(a).
“Transition Services Agreement” means that certain Transition Services Agreement dated as of the Closing Date, by and between Spruce Power and Seller, in the form set forth on Exhibit F attached hereto.
“Transition Renewable Energy Certificates” or “TREC” means a New Jersey Transition Renewable Energy Certificate issued by the PJM EIS GATS for qualifying generation.
“UCC” means the Uniform Commercial Code as from time to time in effect in any applicable jurisdiction.
“Use” has the meaning set forth in Section 3.17.
“Warranty Rights” has the meaning set forth in Section 2.1(a)(xii).
ARTICLE 2
PURCHASE AND SALE
Section 2.1.Purchase and Sale of the Acquired Assets and Assumption of the Assumed Liabilities.
(a)Acquired Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to all of the assets set forth below, including all of the Projects (collectively, the “Acquired Assets”):
(i)all trade and other notes and accounts receivable that are, with respect to each of the aforementioned items, specifically related to the Business, in each case only to the extent relating to the period after September 30, 2024, provided, however, that any such trade and other notes and accounts receivable that are, with respect to each of the aforementioned items, specifically related to the Business and received by Buyer after the termination of the Transition Services Agreement shall belong to Buyer;
(ii)all Inventory and supplies that are, with respect to each of the aforementioned items, owned, used or held for use primarily in connection with the Business, including all inventory that is set forth on Section 2.1(a)(ii) of the Disclosure Schedules attached hereto;
(iii)all equipment, machinery, tools, and other components of residential solar systems, including PV Systems, and other tangible personal property of Seller that are, with respect to each of the aforementioned items, used primarily in the Business, including the items set forth on Section 2.1(a)(iii) of the Disclosure Schedules (the “Tangible Personal Property”);
(iv)all email accounts set forth on Section 2.1(a)(iv) of the Disclosure Schedules, including email address names that are used primarily in the Business and all email messages associated with such email accounts;
(v)all Permits, to the extent transferable, which are held by Seller and required specifically for the conduct of the Business as currently conducted or for the ownership and use of the Acquired Assets and not required for Seller to conduct any of its operations that are being retained;
(vi)all rights to any Proceeding of any nature available to or being pursued by Seller, to the extent related primarily to the Business, the other Acquired Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise, in each case only to the extent relating to Assumed Liabilities or relating to the period after September 30, 2024;
(vii)all prepaid items and expenses (other than prepaid insurance premiums), credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees that are, with respect to each of the aforementioned items, primarily related to the Business;
(viii)all of Seller’s rights under warranties (including installer warranties), indemnities and all similar rights against third parties to the extent, with respect to each of the aforementioned items, related primarily to any of the other Acquired Assets or the Assumed Liabilities;
(ix)all lists, records and other information pertaining to suppliers and customers, all lists, records and other information pertaining to accounts, referral sources, all drawings, plats, specifications, reports, studies, plans, books, ledgers, files, documents, correspondence and business and accounting materials, all advertising, marketing and promotional materials, and all other printed or written materials, in each case owned, maintained or in the custody or control of Seller that, with respect to each of the aforementioned items, relate primarily to the Business, the Acquired Assets or the Assumed Liabilities, and in each case whether or not evidenced in writing, electronic data or otherwise (the “Books and Records”);
(x)all Contracts existing or used primarily in connection with the Business to which Seller or any of its Subsidiaries is a party that are (1) Material Contracts, (2) Project Contracts, (3) set forth on Section 2.1(a)(x) of the Disclosure Schedules, (4) Customer

Agreements, or (5) expressly referenced in other subsections of this Section 2.1(a) to the extent, with respect to each of the aforementioned items, used primarily in connection with the Business (collectively, the “Assigned Contracts” it being understood that Assigned Contracts shall in no event include Excluded Contracts);
(xi)all SRECs generated by the Projects on and after October 1, 2024 and all TRECs and SREC-IIs generated on and after October 1, 2024; and
(xii)all of Seller’s right, title, benefit and interest in and to the warranties and indemnities under the Installer Agreement associated with each additional Project sold by Seller to Buyer under Section 5.10 (“Warranty Rights”), including Seller’s right to receive the benefits of and to make claims under the Warranty Rights, subject, in each instance, to the limitations, conditions, exclusion of liabilities and disclaimers described in such Installer Agreement.
(b)Excluded Assets. Seller shall retain all assets other than the Acquired Assets, and, notwithstanding Section 2.1(a), the Acquired Assets shall not include any of the following assets of Seller or its Affiliates, all of which shall remain the exclusive property of Seller and its Affiliates, free and clear of any claim of Buyer (collectively, the “Excluded Assets”):
(i)all Cash of Seller;
(ii)all bank accounts of Seller;
(iii)all Contracts (the “Excluded Contracts”) other than (A) the Assigned Contracts and (B) the Contracts set forth in Section 2.1(b)(i) of the Disclosure Schedules;
(iv)the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, books of account or other records having to do with the corporate organization, maintenance and existence of Seller and its Affiliates, including personal information of its employees and contractors;
(v)all insurance policies and rights thereunder, including returns of charges or premiums under retrospective rating plans;
(vi)the assets, properties and rights specifically set forth on Section 2.1(b)(vi) of the Disclosure Schedules;
(vii)intercompany receivables, intercompany debts and other obligations due to Seller from any of its Affiliates (whether recorded or unrecorded);
(viii)those assets of Seller and Seller’s Affiliates that may be used, but are not used primarily, in the operation of or in connection with, the Business, including (A) software and systems, including the email system but excluding the email assets specified in Section 2.1(a)(iv), (B) Contracts to which any Affiliate of Seller is a party (other than the Assigned Contracts), and (C) administrative and financial services provided to the Business by Seller and its Affiliates, including financial, tax, accounting, legal, administrative, management, risk management, employee benefits and other human resources, information technology, paper purchasing, production, website hosting, digital apps and video distribution, advertising operations and programmatic support, consumer marketing and other support services;
(ix)all Business Marks, Intellectual Property Registrations, and Intellectual Property Rights, including Software, Trademarks, Copyrights, and Social Media Accounts, of Seller or its Affiliates and all goodwill associated with any of the foregoing;
(x)all interests of Seller and its Affiliates in and to (i) all furniture and leasehold improvements in any facility, including those used by the Business, (ii) all furniture, fixtures, vehicles, office equipment, and supplies, and (iii) all routers, hubs, switches, file servers and other network and telecommunications equipment and computer hardware;
(xi)all interests of Seller and its Affiliates in and to their telephone numbers and facsimile numbers, including those used or held for use in connection with the Business, and all listings pertaining to Seller in all directories or similar publications relating to internet domain names;
(xii)all interests of Seller and its Affiliates in and to post office boxes;
(xiii)all claims, rights, benefits and interests arising under or resulting from any Excluded Asset or Excluded Liability;
(xiv)without limiting Section 5.4(e), any rights to Tax refunds, Tax credits or similar Tax benefits, including those related to the Business or the Acquired Assets for any Pre-Closing Tax Period;
(xv)subject to Section 5.4(f), any records (including accounting records and Tax Returns and related records and workpapers) related to Taxes paid or payable by Seller or any of its Affiliates, and all financial and Tax records and related workpapers relating to the Business that form part of Seller’s or any of its Affiliates’ general ledger;
(xvi)Seller’s and each of Seller’s Affiliates’ proprietary or confidential business information, records or policies, including those which relate generally to their businesses and are not used primarily in connection with the Business, such as strategic plans, marketing strategies and accounting procedures;
(xvii)all capital stock or other equity interests in any Subsidiary of Seller or its Affiliates or in any other entity that are owned beneficially or of record by any of them;
(xviii)all legal advice and related communications and records delivered to Seller or its Affiliates at any time regardless of whether such advice or communications concerned the Business;
(xix)all records prepared in connection with the sale of the Business, including analyses relating to the Business;
(xx)all communications with respect to, relating to, arising from or in connection with the Transactions among Greenberg Traurig, LLP, Seller and its Affiliates, and any of their respective Representatives, and the attorney-client privilege, the expectation of client confidence, and all other rights to any evidentiary privilege belong to such Persons with respect to such communications;
(xxi)all goodwill and all other intangible property not specifically identified in Section 2.1(a);
(xxii)all rights and privileges of Seller and its Affiliates set forth in or otherwise implied by this Agreement, each Ancillary Document and any agreement, certificate, instrument or other document executed and delivered by Seller or Buyer in connection with the transactions contemplated hereby; and
(xxiii)all SRECs generated by the Projects before October 1, 2024 and all TRECs and SREC-IIs generated before October 1, 2024.
(c)Assumed Liabilities. From and after the Closing, without any further responsibility or liability of, or recourse to, Seller, any of its Affiliates, or any of their respective directors, shareholders, officers, employees, agents, consultants, representatives, successors or assigns, Buyer shall absolutely and irrevocably assume and be liable and solely responsible for only the following Liabilities of Seller, solely to the extent that they relate exclusively to the Business or the Acquired Assets (collectively, the “Assumed Liabilities”):
(i)all ordinary course accounts payable specifically related to the Business, only to the extent relating to the period after September 30, 2024, and excluding milestone payments under installer Contracts;
(ii)all Liabilities in respect of the Assigned Contracts arising after the Closing Date, other than Liabilities relating to performance of a warranty or other obligation under such Assigned Contract that arose prior to the Closing and is set forth on Section 2.1(c)(ii) of the Disclosure Schedules;
(iii)all Liabilities for (A) Taxes that relate to the Business or ownership of the Acquired Assets for a Post-Closing Tax Period (determined in accordance with Section 5.4(e) with respect to a Straddle Period) and (B) the share of Transfer Taxes for which Buyer is responsible pursuant to Section 5.4(a); and
(iv)those Liabilities of Seller set forth on Section 2.1(c)(iv) of the Disclosure Schedules.
(d)Excluded Liabilities. Buyer is not assuming, shall not assume, shall not be deemed to have assumed and shall not be responsible to pay, perform or discharge, and Seller shall pay, perform and otherwise discharge, any and all Liabilities of Seller or its Affiliates other than the Assumed Liabilities (the “Excluded Liabilities”). Without limiting the foregoing, the Excluded Liabilities shall include the following:
(i)all Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Documents and the Transactions including fees and expenses of counsel, accountants, consultants, advisers and others;
(ii)all Liabilities for Excluded Taxes;

(iii)all Liabilities relating to or arising from the Excluded Assets;
(iv)all Liabilities in respect of any Proceeding that is pending on the Closing Date or any Proceeding outside of the ordinary course of business that is commenced after the Closing Date, which arises out of, relates to, or is otherwise in respect of the operation of the Business or the Acquired Assets on or prior to the Closing Date;
(v)all Liabilities of Seller for any present or former employees (including all Liabilities associated with any severance for such employees), officers, directors, retirees, independent contractors or consultants of Seller, including any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments, harassment, discrimination, or wrongful discharge;
(vi)all Liabilities of Seller under this Agreement or any other Ancillary Document, including any obligation or liability arising out of a breach of any representation, warranty or covenant made by Seller under or pursuant to this Agreement or any other Ancillary Document;
(vii)all milestone payments under installer Contracts; and
(viii)all Liabilities for indebtedness of Seller other than indebtedness owed or arising after the Closing pursuant to Assumed Liabilities, subject, however, to the application of Section 2.1(d)(vi).
Section 2.2.Closing of the Transactions. The closing of the purchase and sale of the Acquired Assets hereunder (the “Closing”) will occur via the electronic transmittal of executed documents on the Closing Date. The Parties shall use their reasonable efforts to complete the Closing remotely via the exchange of documents and signatures and electronic means of communication to avoid the need for a physical Closing. If a physical Closing is necessary, the Closing will be considered to take place at the offices of offices of Greenberg Traurig, LLP, 500 Campus Drive, Suite 400, Florham Park, NJ 07932.
Section 2.3.Payment of Purchase Price at the Closing. At the Closing, Buyer will pay the Base Purchase Price to Seller by wire transfer of immediately available funds to an account specified by Seller in writing at least three Business Days prior to the Closing.
Section 2.4.Post-Closing Purchase Price True-Up.
(a)Purchase Price True Up.
(i)Within 60 days following the Closing Date, Seller shall prepare and deliver (or cause to be prepared and delivered) to Buyer a statement with reasonable detail and supporting documentation (the “Purchase Price True Up Statement”) setting forth: (A) the aggregate amount of cash and outstanding deposits received by Seller derived from the ordinary-course operations of the Business consistent with Seller’s past practice, including the revenue generated from the Acquired Assets, TRECs and SREC-IIs (“Business Cash Inflows”) during the period beginning on October 1, 2024 and continuing through the Closing Date (such period, the “Purchase Price True Up Period”), (B) the aggregate amount of cash paid by Seller in respect of operating expenses of the Business from the arising from the ordinary-course operations of the Business consistent with Seller’s past practice, but excluding any milestone payments made under installer Contracts (“Business Cash Outflows”), during the Purchase Price True Up Period, and (C) the Purchase Price True Up. If the Purchase Price True Up is negative (i.e., the amount of Business Cash Outflows exceeds the amount of Business Cash Inflows during the Purchase Price True Up Period), then there is a deficit (a “Deficit”). If the Purchase Price True Up is positive (i.e., the amount of Business Cash Inflows exceeds the amount of Business Cash Outflows during the Purchase Price True Up Period), then there is a surplus (a “Surplus”).
(ii)Within 30 days after receipt by Seller of the Purchase Price True Up Statement (the “Review Period”), Buyer may deliver to Seller a written notice (the “Dispute Notice”) either (i) advising Seller that Buyer agrees with and accepts Seller’s calculation of the Purchase Price True Up or (ii) setting forth, with reasonable supporting documentation, what Buyer believes is the correct calculation of the Purchase Price True Up. During the Review Period: (A) Buyer and its consultants, advisors, and other representatives (“Representatives”) shall be granted access during business hours to the books, records, and accounting work papers of Seller to conduct Buyer’s review, and Seller shall use commercially reasonable efforts to respond promptly, in good faith, and as fully and accurately as is reasonably possible to inquiries from Buyer and Buyer’s Representatives related to such review and (B) Buyer and Buyer’s Representatives shall have the right to request and obtain any and all additional supporting documentation from Seller or a meeting or meetings with Representatives of Seller to discuss its calculations and determinations as set forth in the Purchase Price True Up Statement, and Seller shall use commercially reasonable efforts to comply promptly with any and all such requests.
(iii)In the event of that Buyer delivers a Dispute Notice, the Parties agree to negotiate in good faith to resolve any such dispute within 30 days after delivery of the Dispute Notice. If Buyer has submitted a Dispute Notice, and the Parties cannot resolve such dispute regarding the calculation of the Purchase Price True Up within 30 days after delivery of the Dispute Notice, such dispute shall be submitted for resolution to the Dispute Resolution Firm. The Dispute Resolution Firm shall act as an expert and not an arbitrator and shall be instructed to make its determination within 30 days after its engagement as to the determination of the Purchase Price True Up. In resolving any disputed items, the Dispute Resolution Firm may not assign a value greater than the greatest value for such item claimed by either Party in the Purchase Price True Up Statement or the Dispute Notice, as applicable, or less than the smallest value for such item claimed by either Party in the Purchase Price True Up Statement or the Dispute Notice, as applicable. Each of Buyer and Seller shall have the opportunity to present its claimed value and related reasoning and calculations to the Dispute Resolution Firm, but neither Party shall engage in any substantive ex parte communications with the Dispute Resolution Firm. The Dispute Resolution Firm’s determination shall be based solely on presentations by Buyer and Seller (i.e., not an independent review) and on the defined terms in this Agreement that are relevant to the calculation of the disputed item. The determination of the Dispute Resolution Firm shall be binding on all Parties (and not reviewable by any court or through arbitration or otherwise), absent manifest error. The fees for the Dispute Resolution Firm shall be borne by Seller and Buyer respectively in relative proportion based upon the determination of the Dispute Resolution Firm. Notwithstanding any other provision to the contrary in this Agreement (including, for the avoidance of doubt, ARTICLE 7), the process outlined in this Section 2.4(a) shall be the sole and exclusive means of resolving any disputes or claims concerning the calculation of the Purchase Price True Up.
(b)Purchase Price True Up Payment. Within 15 days following the finalization of the calculation of the Purchase Price True Up, if any, in accordance with Section 2.4(a):

(i)if there is a Surplus, then Seller shall deliver to Buyer, by wire transfer of immediately available funds to an account designated in writing by Buyer, an amount equal to the Surplus; or
(ii)if there is a Deficit, then Buyer shall deliver to Seller, by wire transfer of immediately available funds to an account designated in writing by Seller, an amount equal to the absolute value of the Deficit.
Section 2.5.Allocation of Final Purchase Price. No later than 120 days after the Closing Date, Buyer shall deliver or cause to be delivered to Seller a proposed allocation of the Purchase Price (and other amounts treated, for U.S. federal income Tax purposes and applicable state, local, and foreign Tax purposes, as consideration paid by Buyer to Seller pursuant to this Agreement) among the Acquired Assets, which allocation shall be determined in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and the methodologies provided in Section 2.5 of the Disclosure Schedules (the “Allocation Methodology”). The Parties shall cooperate in good faith to resolve any disputed items with respect to such proposed allocation and, if the Parties cannot resolve such disputed items following such cooperation, the Parties shall engage the Dispute Resolution Firm to determine the final resolution with respect to such disputed items. The Dispute Resolution Firm shall act as an expert and not an arbitrator and shall promptly resolved the disputed items in a manner consistent with the principles set forth in the Allocation Methodology. All fees and expenses of the Dispute Resolution Firm shall be borne equally by the Parties. The allocation as agreed by the Parties or as determined by the Dispute Resolution Firm, as the case may be (the “Final Purchase Price Allocation”), shall be conclusive and binding on the Parties hereto for U.S. federal, state, local and non-U.S. Tax purposes as provided herein, and all Parties and their respective Affiliates agree to file all Tax Returns, including IRS Form 8594 and any reports required to be filed under Section 1060 of the Code consistent with the Final Purchase Price Allocation, and none of the Parties or their respective Affiliates will take any Tax position (whether in Tax Returns, before any Governmental Entity charged with the collection of income Tax, or in any judicial proceeding) that is inconsistent with the Final Purchase Price Allocation, unless required to do so by applicable Law.
Section 2.6.Assignment of Acquired Assets.
(a)Seller and Buyer shall each use commercially reasonable efforts to obtain (and shall use commercially reasonable efforts to cooperate with each other in obtaining) any consents or approvals required from third parties to assign, convey or transfer the Acquired Assets in connection with the consummation of the transactions contemplated by this Agreement and release Seller from any guarantees or similar obligations.
(b)Notwithstanding anything to the contrary in this Agreement, to the extent that any sale, transfer, conveyance or assignment or attempted sale, transfer, conveyance or assignment of any Assigned Contract or other Acquired Asset to be sold, transferred, conveyed or assigned to Buyer, or any claim, right or benefit arising thereunder or resulting therefrom (collectively, the “Interests”), would constitute a breach thereunder or with respect thereto, or such Interest is not capable of being sold, transferred, conveyed or assigned without any action, approval, consent or authorization (“Consent”) which has not been obtained by (or does not remain in full force and effect at) the Closing, this Agreement shall not constitute a sale, transfer, conveyance or assignment thereof, or an attempted sale, transfer, conveyance or assignment thereof, unless and until such Interest (a “Retained Interest”) can be sold, transferred, conveyed and assigned without such a breach or such Consent is obtained, at which time such Retained Interest shall be deemed to be sold, transferred, conveyed and assigned for no additional consideration and without any further action on the part of Buyer or Seller and shall cease to be a Retained Interest; provided, however, that the representations contained in this Agreement applicable to such Interest shall apply to such Interest as if such Interest was transferred at the Closing.
(c)To the extent any of the Consents necessary to sell, transfer, convey or assign any Interest has not been obtained (or does not remain in full force and effect) as of the Closing, Seller shall be responsible for obtaining any such Consents and Seller and Buyer shall, while such Interest remains a Retained Interest, use their reasonable efforts to (i) cooperate in any reasonable and lawful arrangements designed to provide the benefits of such Retained Interest to Buyer and (ii) continue to hold and operate such Retained Interest in all material respects in the ordinary course of business consistent with past practice and taking into account the Transactions. To the extent that Buyer is provided all of the material benefits of any Retained Interest pursuant to this Section 2.6, Buyer shall, if so permitted with respect to such Retained Interest, as agent or subcontractor for Seller, pay, perform and discharge for the benefit of Seller and the other Persons that are parties thereto all of the Liabilities of Seller thereunder that, but for the lack of the Consent needed to assign such Liabilities to Buyer, would be Assumed Liabilities from and after the Closing Date. To the extent permitted under applicable Law, Seller shall, at Buyer’s expense, hold in trust for and pay to Buyer, promptly upon receipt thereof, all income, proceeds and other monies received by Seller to the extent related to any Retained Interest in connection with the arrangements under this Section 2.6.
Section 2.7.Leaseback. As a material part of the consideration to the Parties for entering into this Agreement, the Parties have agreed that Seller and Buyer will, at the Closing, enter into the Project Leaseback Agreement for each of the Leaseback Projects that are being leased back to Seller, as listed on Section 2.7 of the Disclosure Schedules.
Section 2.8.Withholding. Buyer shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement such amounts as Buyer may be required to deduct and withhold with respect to the making of such payment under United States federal, state or local Tax Laws; provided, however, that if Seller timely delivers valid documentation which obviates the need for such withholding (including a duly executed IRS Form W-9 with respect to backup withholding or withholding under Section 1445 of the Code), then Buyer shall not be entitled to deduct and withhold any corresponding amounts otherwise payable to Seller hereunder. Buyer shall provide Seller with written notice as soon as reasonably practicable upon becoming aware that any such deduction or withholding is required (but such notice shall be at least five Business Days prior to any such withholding or deduction), and the Parties shall use commercially reasonable efforts to reduce or eliminate such withholding or deduction. To the extent that such amounts are withheld and paid over to the appropriate Tax authority by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding were made.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the corresponding section of the Disclosure Schedules, Seller hereby represents and warrants to Buyer as of the Closing Date (except with respect to representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties are, were or will be true and correct as of such date):

Section 3.1.Organization and Qualification.
(a)Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Seller has the requisite corporate power and authority to own, lease and operate its properties, rights and assets and to carry on the Business as conducted immediately prior to the Closing.
(b)Seller is duly qualified or licensed to transact business and is in good standing in each jurisdiction in which the property, rights and assets owned, leased or operated by it, or the nature of the Business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect.
Section 3.2.Authority. Seller has the requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by Seller and the performance of its obligations hereunder have been (and the execution and delivery of each of the Ancillary Documents to which Seller is a party and the performance of its obligations thereunder will be) duly authorized by all necessary action on the part of Seller. This Agreement has been (and the execution and delivery of each of the Ancillary Documents to which Seller is a party will be) duly executed and delivered by Seller, and constitute valid, legal and binding agreements of Seller (assuming that this Agreement has been and such Ancillary Documents will be duly and validly authorized, executed and delivered by each of the other parties thereto), enforceable against Seller in accordance with their terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including, specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.
Section 3.3.No Undisclosed Liabilities. Seller has no material Liabilities with respect to the Business which would be required to be disclosed on a balance sheet prepared in accordance with GAAP or in the notes thereto and would be Assumed Liabilities other than (i) Liabilities which have arisen prior to the date of the Most Recent Balance Sheet in the ordinary course of business consistent with past practice and are reflected on the Financial Statements, (ii) Liabilities which have arisen after the date of the Most Recent Balance Sheet in the ordinary course of business consistent with past practice or which are related to the future performance of any Assigned Contract (none of which results from or arises out of any breach of contract, breach of warranty, tort, infringement or violation of Law) and (iii) Liabilities set forth on Section 3.3 of the Disclosure Schedules.
Section 3.4.Consents and Approvals; No Violations.
(a)Except as set forth on Section 3.4 of the Disclosure Schedules, assuming the truth and accuracy of the representations and warranties of Buyer set forth in ARTICLE 4, no notices to, filings with, or authorizations, consents or approvals of any Person or Governmental Entity are required to be obtained by Seller in connection with the execution, delivery or performance by Seller of this Agreement or the Ancillary Documents to which Seller is a party or the consummation by Seller of the Transactions applicable to it.
(b)Neither the execution, delivery or performance by Seller of this Agreement or the Ancillary Documents to which Seller is a party nor the consummation by Seller of the Transactions applicable to it (i) conflict with or result in any breach of any provision of Seller’s Governing Documents, (ii) except as set forth on Section 3.4 of the Disclosure Schedules, result in a violation or breach of, conflict with, give rise to or create any right or obligation under or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration or modification) or the loss of a benefit under any of the terms, conditions or provisions of any Material Contract or Permit included in the Acquired Assets to which Seller is a party or by which the Business or any Acquired Asset is bound, (iii) violate in any material respect any Order or Law to which Seller, the Business or the Acquired Assets are subject, or (iv) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any material Lien upon any of the Acquired Assets.
Section 3.5.Material Contracts.
(a)Section 3.5(a) of the Disclosure Schedules sets forth each of the following Contracts in effect as of the Closing Date (x) by which any of the Acquired Assets are bound or (y) to which Seller is a party (including as an assignee) or which it is bound, in each case in connection with the Business or the Acquired Assets (collectively, the “Material Contracts”):
(i)all agreements (or group of related agreements with respect to a single transaction or series of related transactions) that involve future payments, performance of services or delivery of goods or materials of any amount or value reasonably expected to exceed $75,000 in any future 12-month period;
(ii)all security agreements, purchase money agreements, conditional sales contracts, capital leases or other similar agreements created or assumed by, or permitted to be created by written document made or accepted by, Seller and any other Contract, in each case granting a Lien on any Acquired Asset;
(iii)all written agreements with a Governmental Entity (excluding routine correspondence and exchanges), including any Contracts that are settlements, conciliations, or similar agreements, that impose any monetary or other obligations upon Seller after the Closing Date;
(iv)all franchise, distributorship, partnership or joint venture agreements or other agreements involving a sharing of profits and losses by Seller with any other Person;
(v)all agreements for the acquisition or sale of substantially all of the assets or any of the outstanding voting equity securities of any Person or any business and each agreement relating to a merger or consolidation with any Person (other than this Agreement);
(vi)all agreements under which Seller is a lessee of or holds or operates tangible property owned by any other Person, except for any agreement under which the aggregate rental payments would not reasonably be expected to exceed $75,000 in any future 12-month period;
(vii)all agreements under which Seller is a lessor of or permits any Person to hold or operate any tangible property owned or controlled by Seller, except for any agreement under which the aggregate rental payments would not reasonably be expected to exceed $25,000 in any future 12-month period, including Customer Agreements;
(viii)all Customer Agreements;

(ix)all Assigned Contracts that contain material, express, contractual restrictions on the right of Seller to compete in any material line of the Business; and
(x)all agreements that relate to a settlement, release, compromise or waiver of any material rights, claims, obligations, duties or Liabilities that relate primarily to the Business.
(b)Each Material Contract that is an Acquired Asset (i) is in full force and effect and (ii) is the valid and binding obligation of Seller, enforceable in accordance with its terms against Seller and, to Seller’s Knowledge, against the other parties thereto (in each case, subject to proper authorization and execution of such Material Contract by the other party thereto and any applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except as set forth on Section 3.5(b) of the Disclosure Schedules, (A) neither Seller, nor to Seller’s Knowledge, any other party thereto is in material breach of or material default under any Material Contract that is an Acquired Asset, and to Seller’s Knowledge, no party thereto has given to any other party thereto written notice alleging that such a material breach or material default occurred, (B) no event has occurred that (with or without the passage of time or giving of notice) would constitute a material breach or material default of, or permit any early termination, modification, acceleration or cancellation of, a Material Contract that is an Acquired Asset or of any material right or obligation thereunder, (C) Seller has not waived any material right under any Material Contract that is an Acquired Asset and (D) no party to a Material Contract that is an Acquired Asset has terminated or canceled such Material Contract or any material right or obligation thereunder or communicated to Seller in writing such party’s intent to do so. Except as set forth on Section 3.5(b) of the Disclosure Schedules, correct and complete copies of the Material Contracts that are Acquired Assets, including all material amendments thereto, in the possession of Seller have been made available to Buyer.
Section 3.6.Absence of Changes. Except as set forth on Section 3.6 of the Disclosure Schedules, since January 1, 2024, through the Closing Date, Seller and its Affiliates have operated the Business in the ordinary course of business consistent with past practice, and in connection with the Business:
(a)neither Seller nor any Affiliate of Seller has sold, leased, transferred, licensed or assigned any Acquired Asset, excluding any Inventory sold in the ordinary course of business consistent with past practice;
(b)neither Seller nor any Affiliate of Seller has experienced any damage, destruction or loss (whether or not covered by insurance) to any Acquired Assets, individually or in the aggregate, in excess of $150,000;
(c)neither Seller nor any Affiliate of Seller has canceled, compromised, waived or released any rights constituting Acquired Assets or claim or any payment owed to it, in any case, involving more than $50,000 in the aggregate;
(d)neither Seller nor any Affiliate of Seller has modified, changed or terminated any Material Contract;
(e)neither Seller nor any Affiliate of Seller has adopted a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other material reorganization;

(f)neither Seller nor any Affiliate of Seller has made any material capital expenditures that would constitute an Assumed Liability;
(g)neither Seller nor any Affiliate of Seller has (i) changed any of its practices or procedures with respect to the collection of accounts receivable or the payment of accounts payable; (ii) delayed or postponed the payment of any material accounts payable or other material liabilities of Seller with respect to the Business; or (iii) accelerated the collection of material notes or material accounts receivable of Seller with respect to the Business in advance of the dates when the same would have been collected in the ordinary course of business; and
(h)neither Seller nor any Affiliate of Seller has agreed or committed to any of the foregoing.
Section 3.7.Litigation. Except as set forth on Section 3.7 of the Disclosure Schedules, there are no judgments, decrees, lawsuits, actions, claims, arbitrations, injunctions or other legal proceedings (excluding routine correspondence with regulators) (each, a “Proceeding”) pending or, to Seller’s Knowledge, threatened, against Seller or any of its Affiliates, whether at law or in equity, whether civil, administrative or criminal in nature or by or before any arbitrator or Governmental Entity, relating to the Business, the Acquired Assets or the Assumed Liabilities. Except as set forth on Section 3.7 of the Disclosure Schedules, neither Seller nor any of its Affiliates is identified as a party that is subject to any restriction or limitation on its operation of the Business under any judgment, order, decree, settlement or injunction of any Governmental Entity.
Section 3.8.Permits; Compliance with Applicable Law.
(a)Seller and its Affiliates have all permits, licenses, approvals, certificates and other authorizations of and from, and have made all declarations and filings with, all Governmental Entities (collectively, the “Permits”) required to be held by it under existing Laws for the operation and ownership of the Projects and the Business as they are currently constructed and operated and for the sale of electric energy therefrom (collectively, the “Business Permits”), except to the extent that failure to obtain any Business Permit would not reasonably be expected to be material to the applicable Project (or the Business), and all Business Permits are in full force and effect; provided that no representation is made with respect to Permits that may be required to be obtained by Buyer with respect to its ownership of the Acquired Assets. All Business Permits are listed in Section 3.8(a) of the Disclosure Schedules and copies of all Business Permits have been provided to Buyer except, in each case, for any Business Permit the absence of which would not reasonably be expected to be material to Seller, its Affiliates, or a Project. To Seller’s Knowledge, no event has occurred that would reasonably be expected to result in any material adverse modification, revocation or termination of any Business Permit. Section 3.8(a) of the Disclosure Schedules lists all (i) Business Permits that cannot be transferred pursuant to applicable Law and (ii) all notices and consents required to be obtained for the valid and effective transfer or continuation of all Permits included in the Acquired Assets pursuant to Section 2.1(a)(v).
(b)Except as set forth on Section 3.8(b) of the Disclosure Schedules, (i) Seller and its Affiliates are in compliance in all material respects with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Acquired Assets, including those relating to maintaining Permits required of Seller and its Affiliates to conduct the Business as currently conducted and, to Seller’s Knowledge, no facts or circumstances exist which will cause Seller or any of its Affiliates to violate or fail to comply in any material respect with any such Laws, as in effect as of the Closing Date, in the future (as Seller currently operates) and (ii) no notice has been received by Seller or any of its

Affiliates from any Governmental Entity, alleging that Seller or any of its Affiliates is not in compliance in any material respect with any Law applicable to the conduct of the Business as currently conducted or the ownership and use of the Acquired Assets. Except as listed in Section 3.8(b) of the Disclosure Schedules, neither Seller nor any of its Affiliates is subject to any investigation or other proceeding by a Governmental Entity with respect to violations of any Laws applicable to the Business or the ownership and use of the Acquired Assets nor is there, to Seller’s Knowledge, any basis for any such investigation or proceeding.
Section 3.9.Regulatory Status. Each Project listed in Section 2.1(a) of the Disclosure Schedules is interconnected directly to the Customer under the Project’s respective Customer Agreement.
Section 3.10.Projects.
(a)Section 3.10 of the Disclosure Schedules contains a true, complete and correct list of the following Contracts relating to the Projects to which Seller or any of its Affiliates is a party or any of the Acquired Assets are bound, in each case, only to the extent that such Contract is in effect or, if not in effect, has any obligations following the Closing, except as would not reasonably be expected to be material to Seller or its Affiliates (collectively the “Project Contracts”):
(i)any Contract for the design, engineering, construction, installation or procurement of a Project (or any material portion or equipment thereof) and all associated warranties (including equipment warranties);
(ii)any operation and maintenance agreement, asset management agreement, data acquisition systems services agreement, or similar agreement or Contract relating to Seller, its Affiliates, or a Project;
(iii)all Contracts for the interconnection of a Project with the local electric distribution system;
(iv)all Customer Agreements; and
(v)any Contract for the sale or transfer of energy or RECs produced by a Project (whether in the form of electricity sales, sale or transfer of bill credits, or otherwise).
(b)Except as set forth on Section 3.10 of the Disclosure Schedules, each of the Project Contracts is, to Seller’s Knowledge, binding on the parties thereto and is in full force and effect. Except as set forth on Section 3.10 of the Disclosure Schedules, neither Seller, nor any of Seller’s Affiliates, nor (to Seller’s Knowledge) any counterparty thereto, is in material breach of such Project Contract and no event or circumstance has occurred and is continuing that with the giving of notice or the passage of time or both would be reasonably expected to give rise to a material breach.
Section 3.11.Environmental Matters. Seller’s and its Affiliates’ operation of the Business and the Acquired Assets is and has been in compliance in all material respects with all Environmental Laws, including with respect to all permits, licenses and other authorizations required pursuant to Environmental Laws. Neither Seller nor any Affiliate of Seller has received, with respect to the Business or the Acquired Assets, any notice of any violation of, or Liability under, any Environmental Law, nor does Seller or any Affiliate of Seller have any unresolved Liability under any Environmental Law, except for such notices or Liabilities that would not reasonably be expected to have a Material Adverse Effect. Seller has furnished to Buyer copies of all environmental audits, assessments and reports and all other material environmental documents relating to the Business or the Acquired Assets, in each case which are in the possession, custody or control of Seller or any Affiliate of Seller.
Section 3.12.Insurance.
(a)Section 3.12(a) of the Disclosure Schedules contains a list of (i) all policies of fire, liability, workers’ compensation, director & officer liability, property, casualty and other forms of insurance owned or held by Seller or its Affiliates covering the Business or the Acquired Assets as of the Closing Date (collectively, the “Insurance Policies”), including the insurer, policy name, the scope (including an indication of whether the coverage is a claims made, occurrence or other basis) and the date through which coverage is scheduled to continue pursuant to the terms thereof, and (ii) with respect to the Business, the Acquired Assets and the Assumed Liabilities, all pending claims under the Insurance Policies. All of the Insurance Policies will remain in the name of Seller or its Affiliates after Closing, and neither Seller nor any of its Affiliates shall have any obligation to transfer, maintain, own or hold any of the Insurance Policies.
(b)Except as set forth on Section 3.12(b) of the Disclosure Schedules, (i) neither Seller nor any Affiliate of Seller has made any claim related to the Business, the Acquired Assets or the Assumed Liabilities under any of the Insurance Policies during the two-year period prior to the Closing Date with respect to which an insurer has, in a written notice to Seller or an Affiliate of Seller, questioned, denied or disputed or otherwise reserved its rights with respect to coverage, and (ii) no insurer has threatened to cancel any of the Insurance Policies or provided any written notice of any material increase of premiums with respect to, or cancellation or non-renewal of, any of the Insurance Policies.
Section 3.13.Tax Matters.
(a)Except as set forth on Section 3.13(a) of the Disclosure Schedules, Seller represents with respect to the Business and the Acquired Assets:
(i)Seller and its Affiliates have filed all Tax Returns required to be filed by it or with respect to the Business and the Acquired Assets and all such Tax Returns are true, correct and complete in all material respects and were prepared in substantial compliance with applicable Law;
(ii)Seller and its Affiliates have paid in full all Taxes due and payable by it or with respect to the Business or the Acquired Assets (whether or not shown on any Tax Return) to the appropriate Tax authority;
(iii)Neither Seller nor its Affiliates have consented to extend the time, and are not the beneficiary of any extension of time, in which any Tax may be assessed or collected by any taxing authority with respect to the Business and the Acquired Assets other than automatic extensions of time to file Tax Returns obtained in the ordinary course of business;
(iv)no claim has ever been made by an authority in a jurisdiction where Seller or any of its Affiliates does not file Tax Returns that it is or may be subject to taxation by that jurisdiction with respect to the Business and the Acquired Assets;
(v)with respect to sales made with respect to the Business and the Acquired Assets, Seller and its Affiliates (i) have properly collected and remitted sales, use, gross receipts, and other excise Taxes or (ii) have properly received and retained any appropriate Tax exemption certificates and other documentation for such sales that qualify such sales as exempt from such Taxes;
(vi)there is no dispute, audit, investigation, written request for information, assessment, deficiency, examination, claim or other similar proceeding concerning any Tax liability of Seller or any of Seller’s Affiliates with respect to the Business and the Acquired Assets either claimed by any authority in writing that has not been resolved or finally settled;
(vii)the Acquired Assets do not include any stock or other ownership interests in any corporations, partnerships, joint ventures, limited liability companies, business trusts, or other entities;
(viii)there are no Liens for Taxes (other than Permitted Liens) upon the Business or the Acquired Assets;
(ix)Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2;
(x)Neither Seller nor any of its Affiliates has any Liability for the Taxes of any Person (other than Seller, or any of its Affiliates, as the case may be) as a transferee or successor, by Contract (other than Commercial Agreements) or otherwise by operation of Law; and
(xi)Seller and its Affiliates have deducted and withheld and paid all Taxes to the appropriate Governmental Entity that were required to have been deducted or withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equityholder, or other third party or its activities, properties or employees, and all Forms W-2 and 1099 (or other applicable information reporting forms) required with respect thereto have been properly completed and timely filed.
(b)Nothing in this Section 3.13 or otherwise in this Agreement shall be construed (i) as a representation or warranty with respect to the amount, availability and/or utilization of any net operating loss, capital loss, Tax credits, Tax basis or other Tax asset or attribute of the Acquired Assets, Business, or Seller or any of its Affiliates or (ii) other than with respect to Section 3.13(a)(x),to apply to any in any taxable period (or portion thereof) beginning after the Closing Date or any Tax position that Buyer or its Affiliates may take in respect of any taxable period (or portion thereof).
Section 3.14.Brokers. Except as set forth on Section 3.14 of the Disclosure Schedules, no broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisors, investment banker’s fee or commission or similar payment in connection with the Transactions based upon arrangements made by or on behalf of Seller or its Affiliates.
Section 3.15.Real and Personal Property; Title to and Sufficiency of Acquired Assets.
(a)Neither Seller nor any Affiliate of Seller has real property or leased real property related to the Business, in each case, included in the Acquired Assets;
(b)Except as disclosed on Section 3.15(b) of the Disclosure Schedules,

(i)Seller has good and valid title to all Tangible Personal Property and to the Trademarks, in each case to the extent included in the Acquired Assets;
(ii)Seller has good and valid title to, or a valid and enforceable license or other right to use, all of the other Acquired Assets; and
(iii)the Acquired Assets are owned by Seller free and clear of all Liens (other than Permitted Liens).
(c)Except for the Excluded Assets or as disclosed on Section 3.15(c) of the Disclosure Schedules, the Acquired Assets constitute all of the properties, assets and rights necessary to operate the Business in substantially the same manner as conducted on the Closing Date, except for those services and assets offered or to be provided pursuant to the Transition Services Agreement and other Ancillary Documents and other arrangements between Buyer, on the one hand, and Seller and its Affiliates, on the other hand.
(d)The Tangible Personal Property is in good operating condition and repair (ordinary wear and tear excepted) and is adequate for the uses to which it is being put immediately prior to the Closing.
Section 3.16.Transactions with Affiliates. Except as set forth on Section 3.16 of the Disclosure Schedules and except for amounts due under normal arrangements applicable to all employees generally as to compensation or reimbursement of ordinary business expenses, to Seller’s Knowledge, no director, officer, employee or Affiliate of Seller (i) owns, leases, licenses or has an interest in, directly or indirectly, in whole or in part, any Acquired Asset or (ii) is a party to any Assigned Contract, in either circumstance, other than as a Customer pursuant to a Customer Agreement that is substantially in the form of a Customer Agreement attached to Section 3.20(l) of the Disclosure Schedules.
Section 3.17.Third Party Use of Databases. Except as set forth on Section 3.17 of the Disclosure Schedules, neither Seller nor any Affiliate of Seller has sold, assigned, leased or otherwise transferred to, or permitted the use by, or disclosed to (or authorized, permitted or suffered to incur any such sale, assignment, lease, transfer, use or disclosure) (a “Use”) any third party, any list of past or present customers of the Business except in the ordinary course of business and on terms consistent with prior practice.
Section 3.18.Business Accounts Receivable. Except as set forth on Section 3.18 of the Disclosure Schedules, all of the Business Accounts Receivable of Seller (a) represent bona fide arm’s length sales in the ordinary course of business consistent with past practice, (b) to Seller’s Knowledge are valid and genuine for the aggregate amount thereof, subject to normal and customary trade discounts, less any reserves for doubtful accounts and newsstand return reserves recorded on the Financial Statements, (c) to Seller’s Knowledge constitute valid claims of Seller, free and clear of all Liens, and (d) are not subject to any valid claims of set-off or other defense or counterclaims. Except as set forth on Section 3.18 of the Disclosure Schedules, since the date of the Most Recent Balance Sheet, there have not been any write-offs as uncollectible of any Business Accounts Receivable of Seller.
Section 3.19.Inventory. Except as set forth on Section 3.19 of the Disclosure Schedules, all Inventory reflected in the Most Recent Balance Sheet is the property of Seller, free and clear of any Liens (other than Permitted Liens), has not been pledged as collateral, is not held on consignment from others and conforms in all material respects to all standards applicable to each item of Inventory or its use or sale imposed by Governmental Entities.

Section 3.20.Solar Assets.
(a)Section 3.20(a) of the Disclosure Schedules (“Schedule of Solar Assets”) is a complete and correct list of all Solar Asset Information.
(b)Except as set forth on Section 3.20(b) of the Disclosure Schedules, the terms of the related Customer Agreement have not been amended, waived, extended, or modified in any respect, other than in writing that has been provided to Buyer.
(c)Except as set forth on Section 3.20(c) of the Disclosure Schedules, the related Customer Agreement is not, to Seller’s Knowledge, a Defaulted Solar Asset or a Terminated Solar Asset. To Seller’s Knowledge, the Customer associated with such Customer Agreement is not a Customer for any other Customer Agreement that was originated, acquired and/or serviced by Seller or any Affiliate that would meet the definition of Defaulted Solar Asset.
(d)Except as set forth on Section 3.20(d) of the Disclosure Schedules, a minimum of one payment due under the related Customer Agreement has been made prior to the Closing Date.
(e)Except as set forth on Section 3.20(e) of the Disclosure Schedules, the related PV System has not been turned off, and remains off as of the Closing Date, due to a Customer delinquency under the Customer Agreement.
(f)Except as set forth on Section 3.20(f) of the Disclosure Schedules, no Customer has notified Seller of any Affiliate thereof of any material existing defects in such Customer’s PV System which have an adverse impact on the operation of such PV System and are not in the process of being investigated, addressed or repaired by Seller or any Affiliate thereof.
(g)Except as set forth on Section 3.20(g) of the Disclosure Schedules, the related Customer Agreement has not been satisfied, subordinated, or rescinded and no lawsuit is pending with respect to such related Customer Agreement.
(h)Except as set forth on Section 3.20(h) of the Disclosure Schedules, there are, to Seller’s Knowledge, no unpaid fees owed to third parties relating to the origination of the related Customer Agreement and installation of the related PV System.
(i)Except as set forth on Section 3.20(i) of the Disclosure Schedules, the related PV System has achieved PTO.
(j)Except as set forth on Section 3.20(j) of the Disclosure Schedules, the Customer is not, to Seller’s Knowledge, a debtor in a bankruptcy case. To Seller’s Knowledge, Customer has not commenced any litigation or asserted any claim in writing challenging the validity or enforceability of the related Customer Agreement.
(k)Except as set forth on Section 3.20(k) of the Disclosure Schedules, Seller has legal and equitable title to the related PV Systems free and clear of all liens and encumbrances, except for Permitted Liens.
(l)Except as set forth on Section 3.20(l) of the Disclosure Schedules, the related Customer Agreement is substantially in the form of a Customer Agreement attached to Section 3.20(l) of the Disclosure Schedules.

(m)Except as set forth on Section 3.20(m) of the Disclosure Schedules, all Manufacturer Warranties relating to the related Customer Agreement and the related PV System are in full force and effect and can be enforced by the owner of the PV System in accordance with their terms, except with respect to those Manufacturer Warranties that are no longer being honored by the relevant manufacturer with respect to all customers generally, and except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other laws affecting creditors’ rights generally, now or hereafter in effect and except as such enforceability may be limited by general principles of equity (whether considered at law or in equity).
(n)Except as set forth on Section 3.20(n) of the Disclosure Schedules, the related Customer Agreement and any amendments or modifications were created in paper form or an electronic form and Seller has possession and control of the “authoritative copy” (as contemplated by Section 9-105 of the UCC), of such Customer Agreement.
(o)Neither Seller nor any Affiliate thereof has filed a protective UCC fixture filing in respect of the related PV System.
(p)Seller has obtained each consent necessary to assign the related Customer Agreement, if and to the extent required thereby.
(q)The origination of the related Customer Agreement and installation of the related PV Systems was in compliance in all material respects with the applicable Laws, including applicable consumer protection Laws, at the time such Customer Agreement was originated and such PV System was installed, as applicable.
(r)The related PV System was installed on a residential home or building located in the State of New Jersey and, to the Seller’s Knowledge, one or more of the Consumers under the related Customer Agreement was the owner of the real property on which the PV System is installed at the time such Customer Agreement became effective.
(s)For all related Customer Agreements with an origination date of January 1, 2014 or after, as of the origination date of the related Customer Agreement, the related Customer had a FICO score of at least 625.
(t)The related PV System was installed for the related Customer by an installer in compliance with the written design/installation procedures of Seller or its Affiliates.
(u)The related Customer has accepted the related PV System.
(v)The Solar Photovoltaic Panels and Inverters with respect to the related PV System were manufactured or assembled by a vendor set forth on the approved vendor list of Seller or its Affiliates at the time of installation thereof.
Section 3.21.Certain Payments. Except as set forth on Section 3.21 of the Disclosure Schedules, neither Seller nor any director, officer, agent, employee or Affiliate thereof, or any other Person associated with or acting for or on behalf of Seller, any of Seller’s Affiliates, or the Business, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for securing business or favorable disposition of a Governmental Entity, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Seller or any Affiliate of Seller, (b) violated (i) the Foreign Corrupt Practices Act of 1977, as amended, or (ii) any applicable state or local anti-bribery statutes or ordinance or (c) established or maintained any fund or asset that has not been recorded in the Books and Records. Except as set forth on Section 3.21 of the Disclosure Schedules, no proceeding is pending, or to Seller’s Knowledge, threatened alleging factors or circumstances that, if found to be true, would constitute a breach of this Section 3.21.
Section 3.22.No Other Representations. Seller acknowledges that, other than as set forth in ARTICLE 4 of this Agreement, neither Buyer nor any of its directors, officers, employees, Affiliates, stockholders, agents or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided to Seller or any of its agents, representatives, lenders or Affiliates and, other than to the extent included or reflected in the specific representations and warranties expressly set forth in ARTICLE 4 of this Agreement, the Ancillary Documents and the certificates and other instruments delivered pursuant hereto, no statement contained in any materials provided to Seller relating to the matters described above other than as set forth in ARTICLE 4 of this Agreement shall be deemed to be relied upon by Seller in executing, delivering and performing this Agreement. In entering into this Agreement, except as expressly provided herein, Seller has relied solely upon its independent investigation and analysis of Buyer and Seller acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Buyer or any other Person that are not expressly set forth in ARTICLE 4 of this Agreement, whether or not such representations, warranties or statements were made in writing or orally.
Section 3.23.Limited Guaranty. Attached hereto as Exhibit C is a true, correct and complete copy of the limited guaranty (the “Limited Guaranty”) delivered by NJRC to Buyer concurrently with the execution of this Agreement with respect to certain obligations of Seller under this Agreement as specified therein. The Limited Guaranty is in full force and effect, has not been amended or modified, and constitutes a valid, binding and enforceable obligation of NJRC in favor of Buyer in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including, specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought. There is no breach or default under the Limited Guaranty by NJRC, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of NJRC under such Limited Guaranty.
Section 3.24.EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 3, SELLER EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE BUSINESS OR THE ACQUIRED ASSETS AND BUYER SHALL SOLELY RELY ON THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS ARTICLE 3.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller as of the Closing Date (except with respect to representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties are, were or will be true and correct as of such date):
Section 4.1.Organization. Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its businesses as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the Transactions. Buyer has delivered to Seller copies of its respective Governing Documents as amended and as in effect as of the Closing Date.
Section 4.2.Authority. Buyer has all necessary power and authority to execute and deliver this Agreement and each Ancillary Document to which Buyer is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been (and the execution and delivery of each of the Ancillary Document to which Buyer is a party and the performance of its obligations thereunder will be) duly authorized by all necessary action on the part of Buyer and no other proceeding (including by its equityholders) on the part of Buyer is necessary to authorize this Agreement and the Ancillary Documents to which Buyer is a party or to consummate the Transactions. No vote of Buyer’s equityholders is required to approve this Agreement or the Ancillary Documents to which Buyer is a party, or for Buyer to consummate the Transactions. This Agreement has been (and the Ancillary Documents to which Buyer is a party will be) duly executed and delivered by Buyer, and constitute a valid, legal and binding agreements of Buyer (assuming that this Agreement has been and the Ancillary Documents to which Buyer is a party will be duly authorized, executed and delivered by each of the other parties thereto), enforceable against Buyer in accordance with their terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.
Section 4.3.Consents and Approvals; No Violations.
(a)Assuming the truth and accuracy of Seller’s representations and warranties contained in Section 3.4, other than any authorizations, notices or filings required under the HSR Act, no notices to, filings with, or authorizations, consents or approvals of any Person or Governmental Entity are required to be obtained by Buyer in connection with the execution, delivery or performance by Buyer of this Agreement or the Ancillary Documents to which Buyer is a party or the consummation by Buyer of the Transactions.
(b)Neither the execution, delivery or performance by Buyer of this Agreement and the Ancillary Documents to which Buyer is a party nor the consummation by Buyer of the Transactions will (i) conflict with or result in any breach of any provision of Buyer’s Governing Documents, (ii) result in a violation or breach of, conflict with, give rise to or create any right or obligation under or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration or modification) or the loss of a benefit under any of the terms, conditions or provisions of any material agreement to which Buyer is a party or by which any asset of Buyer is bound, or (iii) violate, in any material respect, any Order or Law applicable to Buyer or any of Buyer’s Affiliates or any of their respective properties or assets.
Section 4.4.Litigation. There are no Proceedings pending or threatened against Buyer or any of its Affiliates that challenge, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the ability of Buyer to enter into this Agreement or any Ancillary Document or consummate the Transactions. None of Buyer or any of its Affiliates is subject to any Order that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the ability of Buyer to enter into this Agreement or any Ancillary Document or consummate the Transactions.
Section 4.5.Brokers. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the Transactions based upon arrangements made by and on behalf of Buyer or any of its Affiliates.
Section 4.6.Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, Buyer will not (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair salable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (b) have unreasonably small capital with which to engage in its business or (c) have incurred debts beyond its ability to pay as they become due.
Section 4.7.No Other Representations. Buyer acknowledges that, other than as set forth in ARTICLE 3 of this Agreement, neither Seller nor any of its directors, officers, employees, Affiliates, stockholders, agents or representatives makes or has made any representation or warranty, either express or implied, (x) as to the accuracy or completeness of any of the information provided to Buyer or any of its agents, representatives, lenders or Affiliates or (y) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations, future cash flows or future financial condition of the Business provided to Buyer or any of its agents, representatives, lenders or Affiliates, and, other than to the extent included or reflected in the specific representations and warranties expressly set forth in ARTICLE 3 of this Agreement, the Ancillary Documents and the certificates and other instruments delivered pursuant hereto, no statement contained in any materials provided to Buyer relating to the matters described in clause (x) and (y) above other than as set forth in ARTICLE 3 of this Agreement shall be deemed to be relied upon by Buyer in executing, delivering and performing this Agreement. In entering into this Agreement, except as expressly provided herein, Buyer has relied solely upon its independent investigation and analysis of the Business and Buyer acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller or any other Person that are not expressly set forth in ARTICLE 3 of this Agreement, whether or not such representations, warranties or statements were made in writing or orally.
Section 4.8.Investigation. Seller has provided Buyer with such access to the facilities, books, records and personnel of the Company as Buyer has deemed necessary and appropriate in order for Buyer to investigate to its satisfaction the Business, the Acquired Assets, and the Assumed Liabilities sufficiently to make an informed investment decision to purchase the Acquired Assets, assume the Assumed Liabilities, and enter into this Agreement. Buyer agrees to purchase the Acquired Assets and assume the Assumed Liabilities on the Closing Date based upon its own investigation, examination and determination with respect thereto as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller, except as expressly set forth in this Agreement or the Ancillary Documents. In connection with Buyer’s investigation of the Business, Buyer may have received, or may receive, from Seller and/or their representatives or Affiliates certain estimates, projections and other forecasts for the Business, and certain business plans and budget information. Buyer acknowledges that (a) there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, (b) Buyer is familiar with such uncertainties, (c) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), (d) Buyer shall have no claim against any Person with respect to such estimates, projections, forecasts, business plans and budget information, and (e) Buyer will not assert any claim against Seller or any of its representatives or Affiliates, or hold Seller or any such representatives or Affiliates liable, with respect to such estimates, projections, forecasts, business plans and budget information, except with respect to the representations and warranties expressly set forth in ARTICLE 3 of this Agreement.
Section 4.9.EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SELLER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 4, BUYER EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED AND SELLER SHALL SOLELY RELY ON THE REPRESENTATIONS AND WARRANTIES OF BUYER SET FORTH IN THIS ARTICLE 4.
ARTICLE 5
COVENANTS
Section 5.1.Public Announcements. Buyer and Seller shall consult with each other and seek one another’s prior written consent (such consent not to be unreasonably withheld delayed or conditioned) before issuing any press release, or otherwise making any public statements, with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation and consent; provided, however, that each Party may make, without the other Party’s consent, (a) any such announcement which it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any requirement of Law, it being understood and agreed that each Party shall provide the other Party with copies of any such announcement in advance of such issuance and an opportunity to comment (the content of which such Party making such announcement will in good faith attempt to incorporate), (b) internal announcements to its respective employees, and (c) announcements to direct and indirect owners and investors; provided, further, that Buyer and its Affiliates may disclose the Transactions to its or their actual and potential financing sources, in each case, in Buyer’s or such Affiliate’s ordinary course of business and to the extent such information is subject to customary confidentiality obligations not less restrictive than those set forth in the Confidentiality Agreement. Notwithstanding the immediately preceding sentence, (i) Seller and Buyer (and their respective Affiliates) may make any disclosures required for financial reporting purposes and to the extent included in public releases or announcements made by Seller, Buyer or their respective Affiliates in accordance with the public filing practices of Seller, Buyer or their respective Affiliates or otherwise as required by any listing agreement with any applicable national or regional securities exchange or market, securities Laws (including the Exchange Act), or any other applicable Law; (ii) nothing contained or implied herein shall preclude any Party from releasing any information in connection with enforcing its rights under this Agreement or the Ancillary Documents or in connection with the preparation and filing such Party’s Tax Returns; and (iii) a Party and its representatives may make customary “tombstone” or similar announcements concerning the Transactions that do not include the amount of consideration involved hereunder (or any other financial metric such as proceeds, rate of return, or return multiples).
Section 5.2.Post-Closing Access to Records; Retention of Records.
(a)For a period of three years after the Closing Date, during normal business hours and upon reasonable notice, Buyer will promptly provide Seller and its Affiliates and agents reasonable access, at the sole cost and expense of Seller, to its properties, books, records, information, data, employees, and auditors with respect to the Business or the Acquired Assets to the extent relating to (i) any period ending on or before the Closing Date or any matter occurring before the Closing or (ii) the preparation of insurance claims, financial statements, or regulatory or reporting requirements of Seller, or any of its Affiliates, or the defense of any Third-Party Claim, but specifically excluding any Proceeding in which Buyer, any of its Affiliates, or any of their respective successors, on the one hand, and Seller, any of its Affiliates, or any of their respective successors or heirs, on the other hand, are adverse; provided that, except as required by Law, legal process or any listing agreement with or the listing rules of a national securities exchange or trading market, Seller will hold, and will direct its agents to hold, in confidence all confidential or proprietary information to which it has had access to pursuant to this Section 5.2; provided, further, that such access shall not unreasonably interfere with Buyer’s business or operations and Buyer shall not be required to disclose information subject to any attorney-client privilege, work-product doctrine or other applicable privilege or conflict with any confidentiality obligations to which Buyer is bound or any Law applicable to Buyer.
(b)Following the Closing, to the extent included in the Acquired Assets, for a period of three years after the Closing Date (or such longer period as may be required by Law), Buyer shall retain complete and correct originals or copies of the books and records and other information and data of the Business and related operations with respect to pre-Closing periods. If Buyer or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such three-year period in accordance with the record retention policies of Buyer or such Affiliate then in effect, Buyer shall, prior to such disposal, give Seller reasonable prior notice to enable Seller, at Seller’s expense, to segregate and remove such books and records as Seller may select, subject to destruction of correspondence and other similar documents in the ordinary course, in accordance with customary retention policies and applicable Law.
(c)Notwithstanding anything to the contrary contained in this Agreement, for a period of three years after the Closing Date (or such longer period as may be required by Law), Seller shall maintain and provide Buyer and its representatives reasonable access to, those records of Seller and its respective Affiliates insofar as they relate to the Acquired Assets that relate to periods prior to the consummation of the Closing, during normal business hours and upon reasonable notice. If Seller or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such three-year period in accordance with the record retention policies of Seller or such Affiliate then in effect, Seller shall, prior to such disposal, give Buyer reasonable prior notice to enable Buyer, at Buyer’s expense, to segregate and remove such books and records as Buyer may select, subject to destruction of correspondence and other similar documents in the ordinary course, in accordance with customary retention policies and applicable Law.

Section 5.3.Use of Names.
(a)Except as may be needed by Seller with respect to the post-Closing sale of additional Projects under Section 5.10, as soon as reasonably practicable after the Closing, but no later than 120 days after the Closing, Seller shall, and shall cause its Affiliates to, immediately cease all use of any Business Marks or any Trademarks that are specific to the Business and the continued use of which would be reasonably likely to cause consumers to believe Seller and its Affiliates own and operate the Business after the Closing; accordingly, Seller shall take any commercially reasonable steps necessary to ensure any links between the Business and Seller and its Affiliates are removed, except (i) as permitted by the Transition Services Agreement or any other Ancillary Document or where Buyer has otherwise granted its prior written consent to such use, (ii) to the extent necessary in the good faith performance of any Ancillary Document, including the Transition Services Agreement, or (iii) where included in public releases or announcements made by Seller or its Affiliates in accordance with the public filing practices of Seller or its Affiliates or otherwise as required by any listing agreement with any applicable national or regional securities exchange or market, securities Laws or any other applicable Law.
(b)As soon as reasonably practicable after the Closing, but no later than 120 days after the Closing, Buyer shall cease all use of all of Seller’s and its Affiliates’ Trademarks and all Trademarks that are specific to Seller or any of its Affiliates and the continued use of which would be reasonably likely to cause consumers to believe Seller or its Affiliates are involved in the ownership or operation the Business after the Closing; accordingly, Buyer shall take any commercially reasonable steps necessary to ensure any links between the Business and Seller and its Affiliates are removed, except (i) as permitted by the Transition Services Agreement or any other Ancillary Document or where Seller and its respective Affiliates have otherwise granted prior written consent to such use, (ii) to the extent necessary in the good faith performance of any Ancillary Document, including the Transition Services Agreement, or (iii) where included in public releases or announcements made by Buyer or its Affiliates in accordance with the public filing practices of Buyer or its Affiliates or otherwise as required by any listing agreement with any applicable national or regional securities exchange or market, securities Laws or any other applicable Law.
Section 5.4.Tax Matters.
(a)Transfer Taxes. All property transfer or gains tax, stamp tax, stock transfer tax, bulk sales or other similar Tax imposed with respect to the purchase and sale of the Acquired Assets and assumption of the Assumed Liabilities pursuant to this Agreement (collectively, “Transfer Taxes”), and any penalties or interest or tax return preparation or filing expenses with respect to the Transfer Taxes, will be borne 50% by Buyer and 50% by Seller. The Party required to do so under applicable Law shall prepare and file all Tax Returns for any Transfer Tax and shall remit the Transfer Tax shown as due on each such Tax Return (subject to reimbursement from the other Party for its share of such Transfer Taxes). Such filing Party shall permit the other Party a reasonable amount of time to review and comment on each such Tax Return before filing and shall make such revisions as are reasonably requested by Buyer. Buyer shall otherwise cooperate with Seller in filing all necessary Tax Returns and other documentation with respect to Transfer Taxes.
(b)Tax Contests.
(i)If any Governmental Entity or third-party notifies Buyer or Seller of the existence of (i) any audit, litigation or other proceeding relating to Taxes with respect to the Business or the Acquired Assets for any taxable period ending on or before the Closing Date or

Straddle Period or (ii) a deficiency in the payment of any Taxes with respect to the Business or the Acquired Assets for any taxable period ending on or before the Closing Date or Straddle Period (each, a “Tax Claim”), or (iii) any pending or threatened Tax audit or assessment challenging the Final Purchase Price Allocation, the Buyer or Seller, as applicable, shall give notice to the other party within fifteen (15) days after receipt of written notice of the Tax Claim or challenge to the Final Purchase Price Allocation.
(ii)Notwithstanding anything to the contrary in this Agreement, Seller and its Affiliates shall have sole control over any audit, litigation or other proceeding relating to Taxes or Tax Returns of Seller or any of its Affiliates which would not reasonably be expected to result in an indemnification obligation of Seller pursuant to ARTICLE 7 (a “Seller Tax Claim”). The conduct of any audit, litigation, other Proceeding or response to a deficiency notice relating to the ITC shall be governed solely by the terms of the Project Leaseback Agreement.
(iii)For Tax Claims which are not Seller Tax Claims:
(A)Seller, at its sole cost and expense, shall control any such Tax Claim (including the settlement or resolution thereof) relating to taxable periods ending on or before the Closing Date. Seller shall (i) control the conduct of such Tax Claim in good faith; (ii) keep Buyer reasonably informed regarding the status of such Tax Claim; (iii) promptly deliver to Buyer, for Buyer’s review and comment, any correspondence to be filed with the Governmental Entity with respect to such Tax Claim; (iv) promptly deliver to Buyer copies of any correspondence received by Seller from a Governmental Entity with respect to such Tax Claim; (v) allow Buyer, at Buyer’s sole cost and expense, to participate in such Tax Claim; and (vi) obtain the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Tax Claim or ceasing to defend such Tax Claim if the resolution of such Tax Claim reasonably could be expected to increase the Tax liability of the Buyer for Tax periods ending on or after the Closing Date. If Buyer elects to participate in such Tax Claim at its own expense, Seller shall take such commercially reasonable actions as are requested in writing by Buyer and reasonably necessary for Buyer to participate in such Tax Claim, provided, however, that such actions shall not require Seller to incur any additional third-party costs or expenses.
(B)Buyer, at its sole cost and expense, shall control any such Tax Claim relating to a Straddle Period. Buyer shall (i) control the conduct of such Tax Claim in good faith; (ii) keep Seller reasonably informed regarding the status of such Tax Claim (including any requests to extend any applicable statutes of limitations); (iii) promptly deliver to Seller, for Seller’s review and comment, any correspondence to be filed with the Governmental Entity with respect to such Tax Claim; (iv) promptly deliver to Seller copies of any correspondence received by Buyer from a Governmental Entity with respect to such Tax Claim; (v) allow Seller, at Seller’s sole cost and expense, to participate in such Tax Claim; and (vi) obtain the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned, or delayed) before entering into any settlement of such Tax Claim or ceasing to defend such Tax Claim to the extent the resolution of such Tax Claim reasonably could be expected to increase the Tax liability of Seller or its Affiliates or to be the subject of an indemnification obligation of Seller under this Agreement. If Seller elects to participate in such Tax Claim at its own expense, Buyer shall take such commercially reasonable actions as are requested in writing by Seller and reasonably necessary for Seller to participate in such Tax Claim, provided, however, that such actions shall not require Buyer to incur any additional third-party costs or expenses.

(iv)To the extent of any conflict between Section 7.6 and this Section 5.4(b), the provisions of this Section 5.4(b) shall control.
(c)Cooperation. Each of Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other, in connection with the filing of tax returns and any proceeding with respect to Taxes. Such cooperation shall include the retention and (upon request therefor) the provision of records and information reasonably relevant to any such proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller agree to (i) retain all books and records with respect to Tax matters pertinent to the Business and the Acquired Assets relating to any taxable period beginning on or before the Closing Date until expiration of the statute of limitations of the respective taxable periods plus 90 days, and to abide by all record retention agreements entered into with any Tax authority, and (ii) use commercially reasonable efforts to give the other Party reasonable written notice prior to destroying or discarding any such books and records.
(d)Bulk Sales Laws. Each Party hereto waives compliance by the other Parties with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Acquired Assets; provided, however, that any Losses or Taxes relating to such noncompliance shall be treated as an Excluded Tax.
(e)Apportionment of Taxes. For all purposes under this Agreement, (i) all real property Taxes, personal property Taxes and other ad valorem Taxes and similar ad valorem obligations levied with respect to the Businesses or the Acquired Assets for a Straddle Period shall be apportioned between Seller and Buyer as of the Closing based on the number of days of such taxable period ending on and including the Closing Date and the number of days of such taxable period after the Closing Date and (ii) all other Taxes levied with respect to the Businesses or the Acquired Assets for a Straddle Period shall be apportioned between Seller and Buyer as though the taxable year terminated, and based on a closing of the books, at the end of the Closing Date. Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period. Upon receipt after Closing of any bill for real or personal property and other ad valorem Taxes and similar ad valorem obligations relating to the Businesses or the Acquired Assets for a Straddle Period, Seller and Buyer, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 5.4(e) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the Party owing it to the other Party within 20 days after delivery of such statement. In the event that either Seller or Buyer shall make any other payment for which it is entitled to reimbursement under this Section 5.4(e), the other Party shall make such reimbursement promptly but in no event later than 20 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. If any amount of such Straddle Period real or personal property and other ad valorem Taxes and similar ad valorem obligations relating to the Businesses or the Acquired Assets are refunded, such refund shall be shared by Buyer and Seller in the manner described above in clause (i).
(f)Seller Consolidated Group. Notwithstanding anything herein to the contrary, neither Buyer nor any Affiliate thereof shall have any right to access or review any income Tax Return or income Tax work papers of Seller or any Affiliate of Seller (including any income Tax Return of any consolidated, combined, affiliated or unitary group that includes Seller, and any pro forma income Tax Return used to create any such Tax Return).

Section 5.5.Further Assurances. From time to time following the Closing, the Parties shall, and shall cause their respective Affiliates, officers, directors, agents, employees and other representatives to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Buyer and its successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Buyer under this Agreement and the Ancillary Documents and to assure fully to Seller and its respective successors and assigns, the assumption of the Liabilities intended to be assumed by Buyer under this Agreement and the Ancillary Documents, and to otherwise make effective the Transactions.
Section 5.6.Cooperation in Litigation. Buyer and Seller shall (and shall cause their respective Affiliates to) reasonably cooperate with each other at the requesting Party’s expense in the prosecution or defense of any Proceeding arising from or related to the operation of the Business and involving one or more third parties. The Party requesting such cooperation shall pay the reasonable out-of-pocket expenses (excluding internal costs) incurred in providing such cooperation (including reasonable legal fees and disbursements) by the Party providing such cooperation and by its Affiliates and its and their officers, members, directors, employees and agents.
Section 5.7.Standstill. Without Buyer’s or Seller’s consent, as applicable, Seller and Buyer, respectively, shall not, and shall cause their respective Exchange Act Affiliates not to, for a period of two years from the date of this Agreement: (a) purchase or otherwise acquire, or offer, seek, propose, or agree to acquire, ownership (including beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any (i) securities of the other Party or any of its Exchange Act Affiliates, as applicable (a “Public Counterparty”), or (ii) direct or indirect rights or options to acquire any such securities described in Section 5.7(a)(i) or any securities convertible into any such securities described in Section 5.7(a)(i) (collectively, the securities described in Section 5.7(a)(i) and Section 5.7(a)(ii) are “Securities”); (b) seek or propose, alone or in concert with others, to control or influence in any manner the management, the board of directors or the policies of the Public Counterparty, including a proposal pursuant to Rule 14a-8; (c) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” (as such terms are used in the proxy rules under the Exchange Act and the regulations thereunder) to vote, or seek to advise or influence any Person with respect to the voting of any voting securities of a Public Counterparty; (d) make any proposal or any statement regarding any proposal, whether written or oral, to the board of directors of a Public Counterparty or any director or officer of a Public Counterparty or otherwise make any public announcement or proposal whatsoever with respect to any other transaction or proposed transaction between the Parties, any of a Public Counterparty’s security holders, or any of their respective Exchange Act Affiliates, including any acquisition, tender or exchange offer, merger, sale of assets or securities, or other business combination, unless (i) the Public Counterparty’s board of directors or its designated representatives have requested in advance the submission of such a proposal, (ii) such proposal is directed to the Public Counterparty’s board of directors or its designated representatives, and (iii) any public announcement with respect to such proposal is approved in advance by the Public Counterparty’s board of directors; or (e) providing financing (including guarantees), in whole or in part, to any Person with respect to the matters in clauses (a)-(d) above of this Section 5.7.
Section 5.8.Post-Closing Payments. From and after the Closing Date, but subject to the terms of applicable Ancillary Documents, in the event that any payments with respect to the Business are made to a bank account included in the Excluded Assets or otherwise received by Seller or any of its Affiliates, Seller agrees that any such payments received by Seller will be received by Seller in trust for the benefit of Buyer, and Seller will transfer or deliver, or cause to be transferred and delivered to Buyer, promptly after the receipt thereof, in accordance with the instructions provided by Buyer, any such payment with respect to the Business.
Section 5.9.Post-Closing Purchase and Sale of SRECs. From and after Closing, but subject to the terms of the Solar Renewable Energy Certificates Agreement (and in case of any conflict, the terms of the Solar Renewable Energy Certificates Agreement shall govern):
(a)Seller shall (or shall cause NJRES to) promptly transfer back to Buyer (or its assignee) any SRECs generated by the Projects in EY2025 and delivered to NJRES’ SA GATS Account in excess of the 45,000 SRECs sold under the Solar Renewable Energy Certificates Agreement.
(b)Seller shall (or shall cause NJRES to) promptly transfer back to Buyer (or its assignee) any SRECs generated by the Projects in EY2026 and delivered to NJRES’ SA GATS Account in excess of the 60,000 SRECs sold under the Solar Renewable Energy Certificates Agreement.
(c)While the Projects are associated with NJRES’ SA GATS Account, Seller shall (and shall cause NJRES to) grant Buyer (and its assignee) the necessary permissions with PJM EIS to view the activity in NJRES’ SA GATS Account.
(d)NJRES shall establish a new GATS Account, or designate an existing NJRES GATS Account and transfer to another GATS Account any generating units in addition to the Projects that are currently associated with the designated GATS Account (in either case, such new or designated GATS Account shall be referred to as “NJRES’ SA GATS Account”), such that the Projects are the only generating units associated with the NJRES’ SA GATS Account.
Section 5.10.Post-Closing Sale of Additional Projects. From and after Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and accept from Seller, all of Seller’s right, title and interest in certain additional electric generating projects, as follows:
(a)At and after Closing, Seller will send and deliver to Buyer a list of “Customer Agreements” between Seller and additional Customers with respect to which the related electric generating unit (i) was not listed as a Project on Section 2.1(a) of the Disclosure Schedules because it had not achieved PTO by October 28, 2024, but has since achieved PTO; or (ii) has not achieved PTO. Seller may amend the list up until and including forty-five (45) days after the Closing Date, at which time the list shall be deemed final (the “Section 5.10 Schedule of Additional Projects”).
(b)The Section 5.10 Schedule of Additional Projects may not include any Customer Agreements presented by Seller’s installation channel partners (each an “Installer”) in partially executed form by the Customer, to Seller for countersignature, more than thirty (30) days after the Closing Date.
(c)Seller shall promptly notify Buyer in writing after an electric generating unit associated with a Customer Agreement listed on the Section 5.10 Schedule of Additional Projects achieves PTO and upon such notice such electric generating unit shall be deemed in all respects a “PV System”, “Project” and “Solar Asset” under this Agreement, sold, conveyed, assigned, transferred and delivered to Buyer as of the PTO date, and the Schedule of Solar Assets and Section 2.1(a) of the Disclosure Schedules (with respect to Projects) shall be deemed amended to include such additional Project(s).
(d)With respect to each additional Project that is sold and transferred under this Section 5.10, except as set forth in the corresponding section of the Disclosure Schedules, Seller hereby repeats mutatis mutandis to Buyer as of the PTO date those representations and warranties contained in this Agreement that are applicable to a “Customer”, “Customer Agreement”, “Project”, “Solar Asset”, and “PV System”.
(e)Each additional Project sold under this Section 5.10 shall be in all respects a “Leaseback Project”, included under the Project Leaseback Agreement, and Section 2.7 of the Disclosure Schedules shall be deemed amended to include such additional Leaseback Project.
(f)Buyer shall pay to Seller $2,410 per kW or portion thereof of the installed capacity of each additional Project sold and delivered to Buyer in excess of 210 kW under this Section 5.10. Seller shall invoice Buyer for payments no more than once monthly. For the avoidance of doubt, Buyer shall not pay Seller any additional amounts for the first 210 kW of incremental capacity sold and delivered to Buyer by Seller.
(g)In the event that Seller sells less than 210kW of installed capacity of additional Projects to Buyer pursuant to this Section 5.10, Seller shall pay to Buyer an amount in cash, by wire transfer of immediately available funds to an account specified by Buyer, equal to (i) (A) 210kW minus (B) the actual amount of installed capacity of additional Projects sold to Buyer pursuant to this Section 5.10 multiplied by (ii) $2,410.
(h)For avoidance of doubt, prior to Seller’s sale and delivery of a completed additional Project to Buyer under this Section 5.10, Seller shall be responsible for all costs and expenses related to the development and construction of the Project, including paying its Installers.
Section 5.11.Delivery of Abbreviated Audited Financial Statements. No later than seventy (70) days following the Closing Date, Seller shall deliver to Buyer (a) the abbreviated audited financial statements of operations of the Business, subject to adjustments, for the twelve-month periods ending on September 30, 2023 and September 30, 2024, and (ii) the abbreviated audited financial balance sheets, subject to adjustments, for the Business as of September 30, 2023 and September 30, 2024 (collectively, the “Financial Statements”). The Financial Statements will (i) have been prepared in accordance with Seller’s accounting policies in effect from time to time and (ii) fairly present, in all material respects, the financial position of the Business as of the dates thereof and the results of operations for the periods then ended. The Books and Records will form the basis for the Financial Statements.
ARTICLE 6
CLOSING DELIVERABLES
Section 6.1.Seller Closing Deliverables. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:
(a)a certified copy of the resolutions of the board of directors, managers or other governing body of Seller authorizing the execution and delivery of the Agreement and the consummation of the Transactions;
(b)a duly completed and executed IRS Form W-9 from Seller (or, if Seller is a disregarded entity, the entity that is treated as owning Seller’s assets for federal income Tax purposes);
(c)a copy of the Assignment and Assumption Agreement duly executed by Seller;
(d)a copy of the Bill of Sale duly executed by Seller;

(e)a copy of the Project Leaseback Agreement duly executed by Seller;
(f)a copy of the Solar Renewable Energy Certificates Agreement duly executed by NJRES;
(g)a copy of the Transition Services Agreement duly executed by Seller;
(h)evidence reasonably satisfactory to Buyer that (i) all lease agreements, and all security interests, indebtedness or Liens (other than Permitted Liens) created or granted on any Acquired Asset shall have been irrevocably discharged, released or terminated (including by the filing of uniform commercial code termination statements), (ii) all of the Acquired Assets owned by Seller as “lessor” have been irrevocably transferred to Seller, as of the Closing Date, free and clear of all Liens other than Permitted Liens; and (iii) any and all intercompany loans have been irrevocably discharged in full;
(i)evidence reasonably satisfactory to Buyer that the Project Contracts to which Seller or an Affiliate thereof is a party have been terminated or assigned to Buyer or a Subsidiary, as applicable;
(j)the Limited Guaranty duly executed by NJRC;
(k)documentation reasonably satisfactory to Buyer that all Acquired Assets have been assigned to Seller by NJR Clean Energy Ventures Corporation, an Affiliate of Seller;
(l)a duly completed and executed New Jersey Division of Taxation Form ST-4 Sales Tax Exempt Use Certificate; and
(m)such other documents, instruments and certificates as Buyer may reasonably request and are reasonably necessary to consummate the Transactions contemplated by this Agreement.
Section 6.2.Buyer Closing Deliverables. At the Closing, Buyer shall:
(a)pay to Seller the Base Purchase Price pursuant to Section 2.3;
(b)deliver to Seller:
(i)a certified copy of the resolutions of the board of directors, managers or other governing body of Buyer authorizing the execution and delivery of the Agreement and the consummation of the Transactions;
(ii)a copy of the Assignment and Assumption Agreement duly executed by Buyer;
(iii)a copy of the Bill of Sale duly executed by Buyer;
(iv)a copy of the Project Leaseback Agreement duly executed by Buyer;
(v)a copy of the Solar Renewable Energy Certificates Agreement duly executed by Borrower;

(vi)a copy of the Transition Services Agreement duly executed by Spruce Power;
(vii)a duly completed and executed (A) New Jersey Division of Taxation Form ST-3 Sales Tax Resale Certificate and (B) New Jersey Division of Taxation Form ST-4 Sales Tax Exempt Use Certificate; and
(viii)such other documents, instruments and certificates as Seller may reasonably request and are reasonably necessary to consummate the Transactions contemplated by this Agreement.
ARTICLE 7
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION
Section 7.1.Survival.
(a)The Fundamental Representations shall survive the Closing and continue in full force and effect thereafter until 6:00 p.m., New York City time, on the date that is 60 days after the expiration of the applicable statute of limitations (as extended).
(b)Except as provided in Section 7.1(a) above, the representations and warranties contained in ARTICLE 3 and ARTICLE 4 of this Agreement shall survive the Closing and continue in full force and effect thereafter until the date that is 18 months following the Closing Date.
(c)Indemnification Claims pursuant to Section 7.2(c) or Section 7.3(c) shall survive the Closing and continue in full force and effect thereafter until 6:00 p.m., New York City time, on the date that is the six years following the Closing Date.
(d)All covenants and agreements contained herein will survive the Closing until fully performed in accordance with their terms or for their stated term, as applicable.
(e)No Indemnification Claim may be asserted against any Party under Section 7.2 or Section 7.3 unless written notice describing such Indemnification Claim has been given to such Party in accordance with Section 7.6 on or prior to the date on which the representation, warranty, covenant or agreement on which such Indemnification Claim is based ceases to survive as set forth in this Section 7.1. Notwithstanding anything to the contrary, if written notice of an Indemnification Claim has been given to the Indemnitor in accordance with Section 7.6 prior to the expiration of the applicable survival period set forth in this Section 7.1 for the representation, warranty, covenant or agreement, then the applicable Indemnification Claim shall not thereafter be barred by the expiration of the relevant representation, warranty, covenant or agreement and such Indemnification Claim shall survive until finally resolved.
(f)Notwithstanding anything to the contrary, Indemnification Claims based on Fraud shall survive the Closing hereunder and continue in full force and effect until 6:00 p.m., New York City time, on the date that is the six years following the Closing Date.
Section 7.2.Indemnification by Seller. From and after the Closing and subject to the limitations set forth in Section 7.4, Seller (and with respect to the Solar Renewable Energy Certificates Agreement, NJRES) shall indemnify, defend and hold harmless Buyer and its Affiliates and their respective successors and permitted assigns, officers, employees, directors, equityholders, members, managers and partners (collectively, the “Buyer Indemnitees”) against Losses, incurred by the Buyer Indemnitees as a result of, arising out of, in connection with or relating to any and all of the following:
(a)any breach of any representation or warranty of Seller contained in this Agreement or of NJRES contained in the Solar Renewable Energy Certificates Agreement;
(b)any breach of any covenant or agreement of Seller contained in this Agreement or of NJRES contained in the Solar Renewable Energy Certificates Agreement; and
(c)any Excluded Liability, including, for the avoidance of doubt, any Excluded Taxes.
Section 7.3.Indemnification by Buyer. From and after the Closing and subject to the limitations set forth in Section 7.4, Buyer shall indemnify, defend and hold harmless Seller, its Affiliates and their respective successors and permitted assigns, officers, employees, directors, equityholders, members, managers and partners (collectively, the “Seller Indemnitees”) against all Losses incurred by the Seller Indemnitees as a result of, arising out of, in connection with or relating to any and all of the following:
(a)any breach of any representation or warranty of Buyer contained in this Agreement or the Solar Renewable Energy Certificates Agreement;
(b)any breach of any covenant or agreement of Buyer contained in this Agreement or the Solar Renewable Energy Certificates Agreement; and
(c)the Assumed Liabilities.
Section 7.4.Limitations on Rights of Indemnification.
(a)Seller shall not be required to indemnify the Buyer Indemnitees pursuant to Section 7.2(a) unless and until the aggregate amount of Losses incurred by the Buyer Indemnitees thereunder exceeds $750,000 (the “Basket Amount”), in which event the Buyer Indemnitees shall be entitled to recover only Losses in excess of the Basket Amount (subject to the other applicable provisions of this Agreement); provided, however, that the Basket Amount shall not apply to Indemnification Claims for Losses incurred, suffered or sustained by any Buyer Indemnitee as a result of, arising out of, in connection with or relating to any breach or inaccuracy of the Fundamental Representations.
(b)The maximum liability of Seller to the Buyer Indemnitees pursuant to Section 7.2(a) shall not exceed $15,000,000 (the “Basic Cap”), except with respect to Indemnification Claims for Losses incurred, suffered or sustained by any Buyer Indemnitee as a result of, arising out of, in connection with or relating to any breach or inaccuracy of the Fundamental Representations.
(c)The maximum liability of Seller to the Buyer Indemnitees pursuant to Section 7.2 shall not exceed an amount equal to the Purchase Price, except with respect to Indemnification Claims for Losses incurred, suffered or sustained by any Buyer Indemnitee pursuant to Section 7.2(c).
(d)Buyer shall not be required to indemnify the Seller Indemnitees under Section 7.3(a) unless and until the aggregate amount of all such Losses incurred by the Seller Indemnitees thereunder exceeds the Basket Amount, in which event the Seller Indemnitees shall be entitled to recover all Losses from the first dollar of Loss.

(e)The maximum liability of Buyer to the Seller Indemnitees pursuant to Section 7.3(a) shall not exceed the Basic Cap.
(f)The maximum liability of Buyer to the Seller Indemnitees pursuant to Section 7.3 shall not exceed an amount equal to the Purchase Price, except with respect to Indemnification Claims for Losses incurred, suffered or sustained by any Seller Indemnitee based on Section 7.3(c).
(g)Notwithstanding anything to the contrary herein, there shall be no maximum liability with respect to (i) Indemnification Claims brought by Buyer Indemnitees pursuant to Section 7.2(c) or (ii) Indemnification Claims brought by Seller Indemnitees pursuant to Section 7.3(c).
(h)Solely for calculating the amount of any Losses arising out of or resulting from any breach of any representation or warranty of Seller contained in this Agreement, but not for the purpose of determining whether such breach has occurred, the references to “material,” “in all material respects,” “Material Adverse Effect” or other materiality qualifications (or correlative terms), including as expressed in accounting concepts, shall be disregarded; provided that, for all purposes under this Agreement, the representations and warranties of the parties contained in this Agreement shall be read to include such terms and phrases as used in that portion of any representation or warranty that requires Seller to provide lists in the Disclosure Schedules.
(i)No right of indemnification under this ARTICLE 7 shall be limited by reason of any investigation or audit conducted before or after the Closing or the knowledge of any Party of any breach of representation, warranty, covenant or agreement by another Party at any time, or the decision of any Party to complete the Closing. Notwithstanding anything to the contrary herein, Buyer shall have the right, irrespective of any knowledge or investigation of Buyer, its Affiliates, agents or representatives, to rely fully on the representations, warranties, covenants and agreements of Seller contained herein.
Section 7.5.No Limitation on Claims for Fraud. Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall constitute a waiver of any Indemnification Claim based on Fraud, and, except as set forth in Section 7.1(f), any Indemnification Claims based on Fraud shall not be subject to any limitations contained in this Agreement.
Section 7.6.Indemnification Procedures.
(a)Any Party entitled to indemnification under this Agreement (each, an “Indemnitee”) shall promptly (i) notify or cause to be notified the Party required to provide indemnification under this Agreement (the “Indemnitor”) and (ii) deliver or cause to be delivered to the Indemnitor a written notice describing in reasonable detail (to the extent known but, at a minimum, with sufficient detail so as to provide the Indemnitor with actual notice of the underlying issue) the nature of the Indemnification Claim and, if available, a reasonable estimate of the amount of Losses reasonably expected to arise from such Indemnification Claim. Failure to notify the Indemnitor in accordance with this Section 7.6(a) shall not relieve the Indemnitor of any liability that it may have to the Indemnitee, except to the extent the defense of such Indemnification Claim is materially prejudiced by the Indemnitee’s failure to give or cause to be given such notice. With respect to an Indemnification Claim that is not a Third-Party Claim, the Indemnitor shall notify the Indemnitee within 30 days following its receipt of such notice if the Indemnitor disputes its liability to the Indemnitee under this ARTICLE 7, and if the Indemnitor does not so notify the Indemnitee, the Indemnitor shall be deemed to have rejected such claim, in which case the Indemnitee shall have the right to seek any and all available remedies in respect thereof on the terms and subject to the provisions of this Agreement.

(b)If any third party notifies a Party of a matter (a “Third-Party Claim”) which may give rise to an Indemnification Claim, then the Indemnitee shall (i) notify or cause to be notified the Indemnitor and (ii) deliver or cause to be delivered to the Indemnitor a written notice describing in reasonable detail (to the extent known) the nature of the Third-Party Claim and, if available, a reasonable estimate of the amount of Losses reasonably expected to arise from such Third-Party Claim. Failure to notify the Indemnitor in accordance with this Section 7.6(b) shall not relieve the Indemnitor of any liability that it may have to the Indemnitee, except to the extent the defense of such Third-Party Claim is materially prejudiced by the Indemnitee’s failure to give or cause to be given such notice.
(c)Each Indemnitor shall have the right to participate in, or by giving written notice to each Indemnitee, to assume the defense of any Third-Party Claim at each Indemnitor’s expense and by each Indemnitor’s own counsel reasonably acceptable to the Indemnitees, and the Indemnitees shall cooperate in good faith in such defense; provided that the following conditions must be satisfied: (i) the Indemnitors shall have confirmed in writing, within 30 days after receiving notice of such Third-Party Claim, that they are assuming such defense and the Indemnitors will irrevocably and unconditionally indemnify (subject to Section 7.4) each Indemnitee against any Losses that may result from the Third-Party Claim; (ii) the Indemnitees shall not have given the Indemnitors written notice that they have determined, in the exercise of their reasonable discretion based on advice of counsel, that a conflict of interest between the Indemnitees and the Indemnitors exists and such conflict of interest cannot be waived; (iii) the Third-Party Claim does not involve claims for injunctive or equitable relief, relate to or arise in connection with a criminal proceeding, allege violations of Law, or allege fraud; and (iv) the Indemnitors demonstrate to the Indemnitees’ reasonable satisfaction that, as of such time, the Indemnitors have sufficient financial resources to defend such Third-Party Claim.
(d)If the Indemnitors elect to assume the defense of a Third-Party Claim in accordance with Section 7.6(c), then (i) the Indemnitees may retain separate co-counsel of their choice and otherwise participate in such contest or defense of the Third-Party Claim, which, subject to clause (ii) of this Section 7.6(d), shall be at the Indemnitees’ sole cost and expense; (ii) the Indemnitees shall be entitled to participate with counsel of its own choice, at such Indemnitors’ cost and expense, if the Indemnitees’ legal counsel reasonably determines that representation of both Parties by the same counsel creates an actual conflict of interest, or that such a conflict of interest is likely to arise, under applicable Law or applicable standards of professional conduct for attorneys; (iii) the Indemnitees will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without such Indemnitors’ prior written consent (not to be unreasonably withheld, conditioned or delayed); and (iv) such Indemnitors will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the Indemnitees’ prior written consent (not to be unreasonably withheld, conditioned or delayed; provided that, for the avoidance of doubt, the Indemnitees may withhold their consent if the settlement of the Third-Party Claim (1) is not entirely indemnifiable by the Indemnitor pursuant to this ARTICLE 7; (2) does not include as an unconditional term thereof a full release of the Indemnitees; (3) imposes any injunctive relief or other restrictions of any kind or nature on any Indemnitee or any admission of wrongdoing by any Indemnitee; or (4) is, in the Indemnitees’ good faith judgment, likely to establish a precedential custom or practice adverse to any Indemnitee or their businesses.
(e)If any condition in Section 7.6(c) is or becomes unsatisfied, then the Indemnitees shall provide prompt written notice to such Indemnitors setting forth in reasonable detail the unsatisfied condition. If such condition is curable and has not been cured by such Indemnitor within 30 days, or if such condition is not capable of being cured, then the Indemnitees may, in good faith and with the advice of legal counsel, assume the defense of and consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim with such Indemnitors’ prior written consent (not to be unreasonably withheld, conditioned or delayed). In the event the Indemnitors previously agreed in writing to indemnify the Indemnitees for the Losses associated with such Third-Party Claim, then such Indemnitors will reimburse the Indemnitees promptly and periodically for all costs and expenses (including reasonable attorneys’ fees and expenses) of contesting, defending against and settling the Third-Party Claim. In the event that any Indemnitor elects to not assume the defense of a Third-Party Claim in accordance with Section 7.6(c), such Indemnitor will nevertheless remain responsible for indemnifying the Indemnitees, in accordance with and subject to this ARTICLE 7, for Losses that the Indemnitees suffer resulting from or relating to such Third-Party Claim.
(f)Each Indemnitor shall make available to the applicable Indemnitee any documents and materials in its possession or control that may be necessary to the defense of a Third-Party Claim.
(g)To the extent of any conflict between Section 5.4(b) and this Section 7.6, the provisions of Section 5.4(b) shall control.
Section 7.7.Insurance Proceeds.
(a)The amount of an Indemnitee’s indemnified Losses will be offset by the amount of any insurance proceeds actually recovered from insurers with respect to such Losses; provided that the amount of any such offset will be reduced by the costs of such Indemnitee in pursuing such insurance proceeds (including any deductible) and the amount of any increase to the insurance premiums of such Indemnitee to the extent resulting from such recovery.
(b)If an Indemnitee receives mitigating insurance proceeds for any indemnified Losses after an indemnification payment is made in respect of such Losses, then the Indemnitee will promptly pay to the Indemnitors an amount equal to the mitigating portion of such insurance proceeds, in each case when and to the extent that such insurance proceeds are actually received, less the reasonable costs of such Indemnitee in pursuing such insurance proceeds (including any deductible) and the amount of any increase to the insurance premiums of such Indemnitee to the extent resulting from such recovery. In no event will an Indemnitee be obligated to remit to any Indemnitor any offsetting payment under this Section 7.7(b) in excess of the amount previously paid by such Indemnitor to the Indemnitee in respect of the underlying indemnified Losses.
(c)This Section 7.7 notwithstanding, an Indemnitee may submit and pursue indemnity claims in accordance with this ARTICLE 7, and the Indemnitors will be obligated to indemnify an Indemnitee, before such Indemnitee has realized any available recovery from insurers.
Section 7.8.No Duplication. Any Loss for which indemnification is sought pursuant to this ARTICLE 7 shall be determined without duplication of recovery by reason of the same set of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement.
Section 7.9.Exclusivity of Remedy. Subject to Section 2.4 and Section 8.12, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement (other than, for the avoidance of doubt, any claims based on Fraud) shall be pursuant to the indemnification provisions set forth in this ARTICLE 7.

Section 7.10.Adjustments to Purchase Price. All indemnification payments under this ARTICLE 7 shall be treated as adjustments to the Purchase Price for Tax purposes, except as otherwise provided by Law.
ARTICLE 8
MISCELLANEOUS
Section 8.1.Fees and Expenses. Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided, however, that each of Buyer and Seller shall be responsible for 50% of the filing fees with respect to the filing made pursuant to the HSR Act.
Section 8.2.Entire Agreement; Assignment. This Agreement and the Ancillary Documents (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof and (b) shall not be assigned by any Party (whether by operation of law or otherwise), without the prior written consent of the other Party; provided, however, that (i) Buyer may assign its rights hereunder to any Affiliate so long as the assigning party remains liable for such Affiliate’s obligations hereunder, to a lender for collateral purposes or to a future owner of Buyer without requiring the consent of any other Party hereto, and (ii) Seller may, without the prior written consent of any other Party, assign all or any portion of its rights under this Agreement to any Affiliate, except that no such assignment shall relieve the assigning party from the performance of its obligations hereunder. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void.
Section 8.3.Amendment; Waiver. This Agreement may be amended or modified only by a written agreement executed and delivered by each of the Parties. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent default, misrepresentation, or breach of warranty or covenant. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof.
Section 8.4.Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email (to the Email address provided by the relevant Party), by overnight courier, or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:

To Seller:
NJR Clean Energy Ventures II Corporation
1415 Wyckoff Road
Wall Township, NJ 07719
Attention: Bill Scharfenberg & John A. Soltesz III
Email: WScharfenberg@NJResources.com & JSoltesz@NJResources.com

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP
500 Campus Drive, Suite 400
Florham Park, NJ 07932
Attention: Seth E. Zuckerman & Steven E. Bartz
Email: zuckermans@gtlaw.com & bartzs@gtlaw.com
To Buyer:
Spruce Power
2000 S. Colorado Blvd., Suite 2-825
Denver, CO 80222
Attention: Jon Norling
Email: legal@sprucepower.com
with a copy (which shall not constitute notice) to:
Troutman Pepper Hamilton Sanders LLP
Two California Plaza
250 South Grand Avenue, Suite 3400
Los Angeles, CA 90071
Attention: John J. Leonti, James M. Hipolit & Andrew S. Thurmond
Email: john.leonti@troutman.com; james.hipolit@troutman.com; &
    andrew.thurmond@troutman.com
or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
Section 8.5.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New Jersey.
Section 8.6.Construction; Interpretation. The term “this Agreement” means this Asset Purchase Agreement together with the schedules and exhibits hereto (including the Disclosure Schedules), as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the schedules and exhibits (including the Disclosure Schedules), and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; and (f) the word “or” has the inclusive meaning represented by the phrase “and/or.” Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules, and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. When calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. The Exhibits and Schedules (including the Disclosure Schedules) to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. Matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in this Disclosure Schedules and such disclosure does not imply that such information is material (or establish or set any standard of materiality) or that such information is responsive to the representations or warranties, and no such information will otherwise broaden the scope of any representation, warranty, or covenant of any Party contained in this Agreement. Any matter set forth in any section of the Disclosure Schedules shall be deemed to be referred to and incorporated in any other section of the Disclosure Schedules to which it is specifically referenced or cross-referenced, and also in all other sections of the Disclosure Schedules to which such matter’s application or relevance is reasonably apparent on its face from the text of the disclosure in the Disclosure Schedules. All references in the Disclosure Schedules to the enforceability of agreements with third parties, the existence or non-existence of third-party rights, the existence or absence of breaches or defaults by third parties or similar matters or statements are intended only to allocate rights and risks between Buyer and Seller and are not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against any Party to this Agreement by any Person who is not a party to this Agreement or give rise to any claim or benefit to any Person who is not a party to this Agreement. In addition, the disclosure of any matter in the Disclosure Schedules is not to be deemed an admission that such matter actually constitutes non-compliance with or a violation of any Law, Permit or Contract or other topic to which such disclosure is applicable. Any capitalized terms used in any Schedule (including the Disclosure Schedules) or Exhibit to this Agreement but not otherwise defined therein shall be defined as set forth in this Agreement. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties hereto, no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party.
Section 8.7.Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and such Party’s heirs, executors, personal representatives, trustees, beneficiaries, successors and permitted assigns and, except as provided in ARTICLE 7, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
Section 8.8.Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
Section 8.9.Counterparts; Electronic Transmission. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of Electronic Transmission shall be deemed to have the same legal effect as delivery of an original signature of this Agreement.
Section 8.10.WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 8.11.Jurisdiction and Venue. Each of the Parties (a) submits to the exclusive jurisdiction of the Superior Court of the State of New Jersey and any federal court located in the State of New Jersey, or, if neither of such courts has jurisdiction, any state court of the State of New Jersey having jurisdiction, in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 8.4. Nothing in this Section 8.11, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law. Each Party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.
Section 8.12.Specific Performance; Remedies. The Parties agree that irreparable damage for which monetary damages or other legal remedies would not be an adequate remedy would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and hereby agree that in the event of any breach or threatened breach by any Party of its covenants or obligations set forth in this Agreement, the other Parties will be entitled to seek an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by such Party, and to seek to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement, in addition to any other remedy to which the other Parties are entitled at Law or in equity. Subject to the limitations set forth in this Section 8.12, each Party hereby agrees not to raise any objections to the availability of the ability to seek the equitable remedy of specific performance or injunctive relief to prevent or restrain breaches or threatened breaches of this Agreement by such Party. Each Party hereby waives (a) any defenses in any Proceeding for specific performance, including the defense that a remedy at Law would be adequate, and (b) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. In the event that a Party prevails in any Proceeding commenced to enforce the terms of this Section 8.12, all fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by such Party in such Proceeding will be reimbursed by the Party for whom enforcement was sought.
Section 8.13.Waiver of Conflicts. Recognizing that Greenberg Traurig, LLP has acted as legal counsel to Seller and its Affiliates prior to the Closing, and that Greenberg Traurig, LLP may act as legal counsel to Seller and its Affiliates after the Closing, Buyer hereby waives, on its own behalf and on behalf of its Affiliates (and agrees to cause its Affiliates to waive), any conflicts that may arise in connection with Greenberg Traurig, LLP representing Seller and its Affiliates after the Closing as such representation may relate to the Transactions. In addition, all communications involving attorney-client confidences between Seller or any of its Affiliates and Greenberg Traurig, LLP in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to Seller and its Affiliates and shall not be Books and Records. Accordingly, Buyer shall not have access to any such communications, or to the files of Greenberg Traurig, LLP relating to such engagement, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (a) Seller and its Affiliates shall be the sole holders of the attorney-client privilege with respect to such engagement and (b) to the extent that files of Greenberg Traurig, LLP in respect of such engagement constitute property of the client, only Seller and its Affiliates shall hold such property rights.
Section 8.14.Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
Section 8.15.No Successor Liability. It is expressly understood that the Parties intend that Buyer shall not be considered a successor to Seller or any Affiliate of Seller by reason of any theory of Law or equity, and that Buyer shall have no liability for any liability of Seller or any Affiliate of Seller except as otherwise provided in this Agreement.
* * * * *

IN WITNESS WHEREOF, the undersigned have caused this Asset Purchase Agreement to be duly executed on its behalf as of the Closing Date.
SELLER:
NJR CLEAN ENERGY VENTURES II CORPORATION
By: /s/ Robert Pohlman
Name: Robert Pohlman
Title: Vice President
BUYER:
SPRUCE POWER 5, LLC
By: /s/ Joe Pettit
Name: Joe Pettit
Title: Vice President, Corporate Development

[Signature Page to Asset Purchase Agreement]

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